     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              REALMED CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

              INDIANA                              35-1970389                               7371
  (State or other Jurisdiction of                (IRS Employer                  (Primary Standard Industrial
   Incorporation or Organization)            Identification Number)             Classification Code Number)

                           --------------------------

                        510 E. 96(TH) STREET, SUITE 400
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 580-0658
    (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Office)
                           --------------------------

                                ROBERT J. HICKS
                              REALMED CORPORATION
                        510 E. 96(TH) STREET, SUITE 400
                             INDIANAPOLIS, IN 46240
                                 (317) 580-0658
           (Name, address, including zip code, and telephone number,
                   including area code, of Agent for Service)
                           --------------------------

                                   COPIES TO:

              JAMES A. STRAIN                                      ROBERT F. WALL
            SOMMER & BARNARD, PC                                  WINSTON & STRAWN
            4000 BANK ONE TOWER                                 35 WEST WACKER DRIVE
            111 MONUMENT CIRCLE                               CHICAGO, ILLINOIS 60601
        INDIANAPOLIS, INDIANA 46204                                (312) 558-5600
               (317) 630-4000

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES OF THE
PUBLIC: as soon as practicable after the effective date of the Registration Statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

              TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM
            SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE(1)            AMOUNT OF REGISTRATION FEE
Common Shares, No Par Value........................               $5,000,000                               $1,320
Common Share Purchase Rights.......................                   (2)                                    (2)

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) No additional consideration will be paid for the Common Share Purchase
    Rights.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                      SUBJECT TO COMPLETION--APRIL 6, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
         , 2000

                                     [LOGO]

                                          COMMON SHARES

       -------------------------------------------------------------------------

     REALMED CORPORATION:

     - We own and operate the RealMed Network, an Internet-based, business-to-business healthcare connectivity solution for payers and providers.

     - Our Network fully automates the healthcare claims process.

     PROPOSED SYMBOL AND MARKET:

     - We have applied to list our common shares on the Nasdaq National Market under the symbol "RMED."

     THE OFFERING:

     - We are offering          common shares.

     - This prospectus relates to an offering of      common shares that we
       are making to certain payers. In addition, we are offering common shares in a concurrent underwritten offering under a separate prospectus.

     - This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public
       offering price will be between $        and $        per share.

-------------------------------------------------------------------------------------
                                                                PER
                                                               SHARE        TOTAL
-------------------------------------------------------------------------------------
Public offering price:......................................  $          $
Placement agent's fees:.....................................
Proceeds to RealMed Corporation:............................
-------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                            The Placement Agent is:

                          DONALDSON, LUFKIN & JENRETTE

Inside front cover

In the upper left hand corner is the company logo.

Centered horizontally across the top of the page is the caption, "We own and operate the RealMed Network, an Internet-based, business-to-business solution for payers and providers."

Below the caption is a screen shot of the RealMed Network claim entry screen. To the right of the screen shot is text describing the screen shot as follows:
"RealMed for Healthcare Providers claim entry screen as viewed on the provider desktop with electronic linkage to the specific payer's legacy computer system."

Below the first screen shot is a second screen shot of the RealMed Network explanation of benefits screen. To the right of the screen shot is text describing the screen shot as follows: "Explanation of Benefits generated by the specific payer's legacy computer system and delivered across the RealMed Network to the provider's office while the patient is at the point of care."

Inside back cover

In the upper right hand corner is the company logo.

Below the logo is a screen shot of the RealMed Network entry screen. To the right of the screen shot is text describing the screen shot as follows: "Entry screen to the RealMed Network as viewed on the provider desktop providing recent news on RealMed and the Network as well as on-line system compatability check."

Below the first screen shot is a second screen shot of the RealMed Network provider and patient entry screen. To the right of the screen shot is text describing the screen shot as follows: "Provider and patient information screen on the RealMed Network as viewed on the provider desktop detailing provider and patient information as well as patient eligibility, deductible and co-payment status via realtime link to the payer's legacy computer system."

                               TABLE OF CONTENTS

                                     Page
Prospectus Summary.................    1
Risk Factors.......................    5
Forward-Looking Statements.........   13
Concurrent Offering................   13
Use of Proceeds....................   14
Dividend Policy....................   14
Capitalization.....................   15
Dilution...........................   16
Selected Consolidated Financial
  Data.............................   17
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   18

                                     Page
Business...........................   23
Management.........................   36
Certain Transactions...............   46
Principal Shareholders.............   48
Description of Capital Stock.......   50
Shares Eligible for Future Sale....   52
Plan of Distribution...............   54
Where You Can Find More
  Information......................   55
Legal Matters......................   55
Experts............................   55
Index to Financial Statements......  F-1

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT REALMED AND THE COMMON SHARES BEING SOLD IN THIS OFFERING IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS AND OUR RISK FACTORS BEGINNING ON PAGE 5.

                              REALMED CORPORATION

    We own and operate the RealMed Network, an Internet-based, business-to-business healthcare connectivity solution for payers and providers. The RealMed Network fully automates the healthcare claims process from downloading patient information to resolving payments owed to providers. As a result, claims resolution can be achieved in seconds, at the point of care in an efficient and cost-effective manner. We believe that by re-engineering this process, we can reduce the processing cost per claim by more than 50% for both payers and providers.

    To accomplish process automation and claims resolution, we provide a secure, two-way link between the provider's desktop and the payer's legacy computer system. The RealMed Network directly accesses the payer's claims adjudication logic and customer database. Through our Network we provide:

    - eligibility verification;

    - deductible and co-payment status;

    - claims error correction requests;

    - claims submission;

    - auto adjudication;

    - delivery of an explanation of benefits, or EOB, at the point of care; and

    - certainty of payment for providers through electronic funds transfer.

    We have received initial commitments from five regionally dominant payers to integrate the RealMed Network with these payers in selected markets: (1) Anthem Insurance Companies, Inc; (2) WellPoint Health Networks, Inc.; (3) Blue Cross/Blue Shield of North Carolina; (4) CareFirst Blue Cross; and (5) Blue Cross/Blue Shield of Illinois. These payers collectively represent a potential market of 13 states and the District of Columbia, 22 million covered lives and 128 million annual private physician claims, which is approximately 13% of the U.S. private physician claims market.

    While the RealMed Network is presently built to resolve private physician claims, we are actively working to expand the functionality of the Network to include Medicare and pharmaceuticals claims processing. We estimate the Medicare annual claims market to be approximately 350 million physician claims and the pharmaceuticals annual claims market to be approximately 1.6 billion physician and Medicare claims. In total, approximately 4.7 billion healthcare claims were processed in the United States in 1999.

    In April 2000, we launched the RealMed Network with Anthem of Indiana. We are currently in various stages of integration with our other payers. We will earn transaction-based revenues from our payers, monthly subscription fees from our providers and revenues from other related opportunities.

    The U.S. healthcare system is generally regarded as expensive, fragmented and inefficient. The U.S. Healthcare Financing Administration, or HCFA, estimates that in 1999, healthcare expenditures represented approximately $1.2 trillion, or 13.3%, of the U.S. Gross Domestic Product. An estimated
$210 billion, or 17.5%, of healthcare expenditures are related to administration. Included in administration are claims submission processing and settlement expenses. The settlement of healthcare claims is a complex process, involving detailed contractual, legal and regulatory relationships between payers, providers and patients. Payers and providers must also contend with continually evolving healthcare regulation. HCFA recently proposed new regulations under the Health Insurance Portability and Accountability Act, or HIPAA. These regulations would impose stringent privacy and security standards on the storage and transfer of healthcare information.

    Healthcare claims are typically submitted to a payer through a clearinghouse or other third party via electronic data interchange, or EDI, regular mail, or fax. These traditional processes are inefficient, time intensive and costly, due to their inability to automatically process and adjudicate claims. In addition to slow turnaround times for standard claims, the length of time and cost per claim increases significantly if any information submitted by a provider is incorrect, incomplete or inconsistent with the policies of a payer. The current sequential process of submitting, adjudicating and approving the payment of healthcare claims averages 42 days at an average cost of $19 per claim.

    We expect our Internet-based resolution platform to minimize the inefficiencies of EDI or paper-based claims settlement by re-engineering the claims process to streamline workflow and enable the resolution of claims in seconds. The RealMed Network also supports HIPAA compliance by tracking electronic transactions and assuring the security and privacy of patient information.

    We believe that the rate of adoption of the RealMed Network will be driven by our ability to significantly improve the efficiency of healthcare claims resolution and to ultimately reduce the cost of healthcare. As a result, we believe that the RealMed Network will improve the relationship between healthcare payers and providers. We believe that we provide our customers with the following benefits:

    - significantly reduced time and expense associated with processing claims;

    - accelerated payment and certainty of amounts owed;

    - improved accuracy and efficiency of data transfer;

    - enhanced management information; and

    - increased data security and reduced opportunity for fraud.

    Our goal is to become the industry standard for healthcare connectivity. A significant step toward achieving our goal will be executing the integration and roll-out process of the Network with our payers and providers. The key elements of our growth strategy include:

    - maximizing our market opportunities with our existing payers and providers;

    - increasing our market penetration on a national level by focusing first on leading regional payers and providers and then on national payers;

    - expanding technological leadership by increasing our portfolio of applications, services and product offerings; and

    - generating additional revenue opportunities using the RealMed Network.

    Our executive offices are located at 510 East 96th Street, Suite 400, Indianapolis, Indiana, 46240. Our telephone number is (317) 580-0658. Our corporate Internet address is WWW.REALMED.COM. The information contained on our website is not part of this prospectus.

                                  THE OFFERING

Common shares offered directly by RealMed in this
  offering................................................  shares
Common shares offered by RealMed in a concurrent
  underwritten offering...................................  shares
Common shares to be outstanding after this offering.......  shares
Proposed Nasdaq National Market symbol....................  RMED
Use of proceeds...........................................  - integration with payers;

                                                            - further research and
                                                              development;

                                                            - repayment of existing debt; and

                                                            - other general corporate
                                                              purposes.

    We are concurrently offering           common shares to the public in an
underwritten offering under a separate prospectus. The completion of our offering to the payers under this prospectus is contingent on our completing our underwritten initial public offering. For convenience, we refer to these offerings throughout this prospectus collectively as this offering.

    The number of common shares to be outstanding immediately after the offering excludes 10,168,168 common shares reserved for issuance under our stock plans, of which 6,430,934 common shares were subject to outstanding options as of February 29, 2000, at a weighted average exercise price of $.887 per share.

                   ASSUMPTIONS THAT APPLY TO THIS PROSPECTUS

    Unless we indicate otherwise, all information in this prospectus assumes the following:

    - completion of a       for   reverse stock split of common shares;

    - the conversion of $17.5 million under a line of credit entered into with The CIT Group, Inc. (the 1999 CIT Line of Credit) into a total of 19,531,250 common shares at an exercise price of $.896 per share; and

    - no exercise by the underwriters of their over-allotment option to purchase
      up to       additional common shares in the concurrent underwritten
      offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    This summary historical consolidated financial information below was derived from the financial statements beginning on page F-1. This summary should be read together with the financial statements and "Management's Discussion and Analysis
of Financial Condition and Results of Operations" beginning on page   .

                                                                                    PERIOD FROM
                                                                                    NOVEMBER 13,
                                                                                        1995
                                                                                      (DATE OF
                                                                                     INCEPTION)
                                                  YEAR ENDED DECEMBER 31,             THROUGH
                                          ---------------------------------------   DECEMBER 31,
                                             1997          1998          1999           1999
                                          -----------   -----------   -----------   ------------
STATEMENTS OF OPERATIONS DATA(1):
Revenues................................  $       369   $       509   $       517   $     1,395
Total costs and operating expenses......        5,590         8,151        13,638        27,379
Income (loss) from operations...........       (5,221)       (7,642)      (13,121)      (25,984)
Net income (loss).......................       (5,221)       (7,709)      (15,488)      (28,418)
Basic and diluted net income (loss) per
  common share(2).......................  $     (0.25)  $     (0.24)  $     (0.45)  $     (0.99)
Weighted-average shares outstanding used
  in computing basic and diluted net
  income (loss) per common share(2).....   20,526,112    31,677,289    34,262,007    28,747,716

                                                               AS OF DECEMBER 31, 1999
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(3)
                                                              ---------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 1,383
Working capital (deficit)...................................      (289)
Total assets................................................     3,758
Subordinated line of credit to shareholder..................     7,469
Other long-term obligations, net of current portion.........     4,993
Total shareholders' equity (deficit)........................   (10,765)

------------------------

(1) As a result of completing this offering, we will record in our second quarter,

    - a charge of $      , or $      per share, in connection with a fee on a
      $10.0 million line of credit entered into with The CIT Group, Inc. in 2000 (the 2000 CIT Line of Credit); and

    - a non-cash charge of $2,001,953, or $ per share, in connection with the conversion of $17.5 million under the 1999 CIT Line of Credit into a total of 19,531,250 common shares at an exercise price of $.896 per share.

(2) For a description of the computation of the net income (loss) per share, see note 11 of the notes to the audited financial statements.

(3) As adjusted to reflect the full conversion of $17.5 million under the 1999
    CIT Line of Credit into common shares and the sale by us of       common
    shares offered by this prospectus and       common shares offered in our
    concurrent offering, at the public offering price and after deducting the placement agent's fee, underwriting discounts and commissions and the estimated offering expenses payable by us.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. THESE RISKS ARE THE ONES WE CONSIDER TO BE SIGNIFICANT TO YOUR DECISION WHETHER TO INVEST IN OUR COMMON SHARES AT THIS TIME. THERE MAY BE RISKS THAT YOU, IN PARTICULAR, VIEW DIFFERENTLY THAN WE DO, AND THERE ARE OTHER RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY CONSIDER IMMATERIAL, BUT THAT MAY IN FACT IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER, THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                            RISKS RELATED TO REALMED

OUR NETWORK IS UNPROVEN.

    We only recently started implementing the RealMed Network. While we have tested our solution on a trial basis, we have not had any large-scale field tests among providers and payers. Our operations are beginning with a proof of concept phase that is expected to last from 3 to 12 months, depending upon the payer. Upon completion of the proof of concept phase, we will need to meet certain performance criteria before payers agree to expand the Network within their system. Because of our start-up nature and the limited claims testing, it is inherently difficult to evaluate whether our system will meet the criteria during the proof of concept phase.

WE HAVE A HISTORY OF NET OPERATING LOSSES AND MAY NOT BE PROFITABLE IN THE
  FUTURE.

    Failure to achieve or maintain profitability could materially and adversely affect the market price of our common shares. We have experienced net losses of approximately $5.2 million in 1997, $7.7 million in 1998, and $15.5 million in 1999. At February 29, 2000, we had a retained deficit of $28.4 million. Our historical financial information is of limited or no value in projecting our future operating results because of our limited operating history and the emerging nature of our operations. Since our inception, we have derived substantially all of our revenues from processing of medical savings accounts claims. Currently, we do not expect to continue to generate material revenues from this business.

    We are investing heavily to develop our Network, including paying the costs of integrating our Network. We are also investing heavily to expand our sales and marketing capabilities. The healthcare claims processing industry presents substantial opportunity for creating efficiencies and profitability. However, our revenue and income potential is unproven. We expect to continue to experience net losses, and we are not certain when we will become profitable, if at all. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis due to a number of factors, including:

    - rapid technological change;

    - changing customer needs; and

    - evolving industry standards.

    We have guaranteed an identified level of savings per claim for our initial payers. The initial three months of the first subscription period for the providers are free. As a result, we will not realize any subscription revenue from these providers during this free trial period.

IF WE DO NOT ACHIEVE BROAD ACCEPTANCE OF OUR NETWORK BY PAYERS, PROVIDERS,
  PATIENTS AND OTHER HEALTHCARE STAKEHOLDERS, OUR BUSINESS WILL BE HARMED.

    To be successful, our Network must achieve acceptance by both payers and providers. Because the healthcare market is fragmented, we may face difficulty in obtaining a commitment from payers and providers to accept new technology. In addition, we believe that the nature of complexities in processing healthcare transactions have hindered the development and acceptance of information technology solutions. While recent trends indicate more willingness to adopt technology solutions, historically, the healthcare industry has resisted adopting new information technology solutions. Furthermore, conversion from traditional methods to e-commerce may not occur as rapidly as we expect it will, and even if the conversion does occur as rapidly as we expect, healthcare industry participants may use applications and services which others offer. Finally, we intend to introduce new products to our Network. Until those products are tested and used in the field, it is unclear whether they will work and be accepted, and if they work, whether they will add materially to our revenue and income.

LENGTHY SALES AND INTEGRATION CYCLES FOR OUR NETWORK COULD ADVERSELY AFFECT OUR
  REVENUE GROWTH.

    A key element of our strategy is to market our Network directly to payers. Even though we have developed a geographically diverse business development pipeline, we are unable to control many of the factors that will influence the decision of payers as to the adoption or integration of our Network. We expect that the sales and implementation process will be lengthy and will involve a significant technical evaluation and commitment of resources by our customers. The sale and integration of our Network to payers could be subject to delay as a result of their ability to commit resources to the project and deployment of new technologies within a payer's network.

    We will need to expend substantial resources to integrate our Network with the existing legacy computer systems of payers. We have limited experience in integrating our applications with large, complex computer systems, and we may experience delays in the integration process. These delays could, in turn, delay our ability to generate revenue and could adversely affect our results of operations.

IF WE CANNOT EXPAND OUR MANAGEMENT SYSTEMS AND NETWORK INFRASTRUCTURE, WE MAY
  EXPERIENCE DELAYS IN THE GROWTH OF OUR BUSINESS.

    In order to grow, we intend to expand our product development and strategic relationships. This growth has and will continue to place significant strain on our managerial, operational, financial and information systems resources. We may not be able to effectively manage expansion of our operations, and our facilities, systems, procedures or controls may not be adequate to support our operations.

FAILURE TO RESPOND TO TECHNOLOGICAL DEVELOPMENTS AND CHANGING CUSTOMER NEEDS
  COULD ADVERSELY AFFECT OUR BUSINESS.

    As the communications, computer software and healthcare information technology industries continue to experience rapid technological change, we must be able to modify our products quickly to adapt to such changes. In particular, the Internet is rapidly evolving and the technology used in Internet related products is subject to rapid change and early obsolescence. The demands of operating in such an environment may delay or prevent our development and introduction of new healthcare connectivity solutions that continually meet changing market demands and that keep pace with evolving industry standards. In addition, our applications and services offerings may become obsolete due to the adoption of new technologies or standards.

OUR REVENUES ARE CONCENTRATED IN A FEW PAYERS AND THE LOSS OF ANY OF THOSE
  PAYERS AND THEIR PROVIDERS COULD HARM OUR BUSINESS.

    We anticipate generating a significant portion of our revenues from a small number of payers and their providers. Currently, we have five payers who have signed letters of understanding with us. These letters of understanding provide for a proof of concept period and are terminable by the payers. We do not currently anticipate having either legally binding contracts with payers or exclusive arrangements even after this proof of concept phase. If we lose any of these payers and their providers, our revenue could be significantly reduced and our business could be harmed.

WE HAVE LIMITED EXPERIENCE ESTABLISHING AND MAINTAINING STRATEGIC RELATIONSHIPS
  WITHOUT WHICH WE MAY NOT SUSTAIN OR GROW OUR BUSINESS.

    If we lose any of our existing strategic relationships or fail to establish additional strategic relationships, or if our strategic relationships fail to benefit us as expected, we may not sustain or grow our business. We will depend upon our strategic relationships to extend the reach of our Network to a larger number of participants in the healthcare industry, develop and deploy new products and generate additional revenue. We will also depend upon strategic relationships with Bell Industries, a technology systems integrator, to provide customer support, MarketSource, a marketing company, for a provider marketing program, V(4) Consulting, a large provider practice consultant, for large provider practice re-engineering and certain other organizations involved with integrating the payers. To the extent these companies do not perform as expected, our business could suffer. Entering into strategic relationships is complicated by the following factors:

    - current or future strategic partners may decide to compete with us in some or all of our markets;

    - key participants in the healthcare industry may refuse to establish strategic relationships with us if we have entered into relationships with their competitors; and

    - potential strategic partners may be reluctant to work with us until our Network has obtained widespread market acceptance.

INTENSE COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR NETWORK.

    Our industry is intensely competitive and subject to fragmentation, high growth and rapid technological change. We may face significant competition from traditional healthcare information system vendors and Internet healthcare companies as they expand their product offerings or form joint ventures. Many of these companies have significantly greater financial resources, well-established brand names and large installed customer bases. We may be unable to compete successfully against these organizations.

IF WE FAIL TO ACHIEVE A SIGNIFICANT MARKET SHARE, WE MAY BE UNABLE TO COMPETE
  SUCCESSFULLY.

    We believe that, to be successful, we must gain significant market share with our Network before our competitors introduce alternative products and services with features similar to ours. Failure to achieve a significant market share may materially reduce our ability to compete successfully, if at all, with other market participants and may lead to reduced sales of the RealMed Network.

OUR ABILITY TO SCALE THE NETWORK IS UNPROVEN AND INABILITY TO SCALE COULD HAVE A
  SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS OPERATIONS.

    Our Network may be unable to accommodate increased use while maintaining acceptable overall performance. We must continue to expand and adapt our Network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. We may be unable to expand or adapt our Network infrastructure to meet additional demand or our customers' changing needs on a timely basis and at a commercially reasonable cost.

OUR FAILURE TO RETAIN AND ATTRACT KEY PERSONNEL COULD SIGNIFICANTLY HINDER THE
  EXECUTION OF OUR BUSINESS STRATEGY.

    Our success will depend significantly on our current senior management team and other key employees. We need to attract and retain additional highly skilled technical personnel capable of developing, selling or installing complex healthcare information technology systems. We face intense competition for these personnel. Recruiting qualified personnel could prove expensive and problematic. We do not maintain key person life insurance for anyone.

WE MAY NEED ADDITIONAL CAPITAL TO ACHIEVE PROFITABLE OPERATIONS.

    As we expand operations, we will require additional capital. We cannot be certain that funds will be available on terms satisfactory to us when needed. To the extent that we raise additional equity capital, it may have a dilutive effect on our existing shareholders.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE
  POSITION MAY BE ADVERSELY AFFECTED.

    Our future success will depend on our ability to protect and maintain the proprietary rights to the RealMed Network. To protect our intellectual property rights, we currently rely on a combination of copyright, trademark and trade secret laws, noncompetition agreements and restrictions on disclosure. We also expect to rely on patents to protect some of our proprietary technology and have filed three patents with respect to that technology. Our patent applications may not be approved or, if approved, our patents may not be effective in protecting our proprietary technology.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US CAN BE COSTLY AND RESULT IN
  THE LOSS OF SIGNIFICANT RIGHTS.

    We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our products and services overlaps with competing products. We could incur substantial costs and diversion of management resources defending any infringement claims. In addition, a party making a claim against us could secure a judgement awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. Licenses for intellectual property of third parties that might be required for our products or services may not be available on commercially reasonable terms, or at all.

IF WE ARE HELD LIABLE FOR USE OF DATA WE PROVIDE, WE COULD BE REQUIRED TO PAY
  MATERIAL DAMAGES TO INJURED THIRD PARTIES.

    We provide data for use by payers and providers and other healthcare stakeholders. Claims for injuries related to the use of this data may be made in the future, and we may not be able to insure adequately against these claims. A claim brought against us that is uninsured or under-insured could lead to material damages against us.

OUR INABILITY TO PREVENT SECURITY BREACHES COULD DETER PEOPLE FROM USING THE
  REALMED NETWORK, AND COULD EXPOSE US TO CLAIMS FOR DAMAGES.

    Any well-publicized compromise of Internet security could deter people from using the RealMed Network to conduct transactions that involve transmitting confidential healthcare information. We rely on encryption and authentication technology to provide the security and authentication necessary for secure transmission of confidential information. A security breach could occur if a third party was able to penetrate our Network security and misappropriate our patient and other information. If this happened, we could also be subject to liability and litigation. The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce. We may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we use to protect customer transaction data.

UNDETECTED SOFTWARE ERRORS MAY HARM OUR BUSINESS.

    Complex software programs such as those comprising the RealMed Network could contain undetected errors. We have, from time to time, found errors in our products, and in the future we may find additional errors in our existing, new or enhanced solutions. In addition, our software is combined with the software products of payers and providers. As a result, it may be difficult to identify the source of the problem, should one occur. The occurrence of software errors, whether caused by our software or another party's products, could harm sales of our Network, divert the attention of our technical personnel away from product development efforts and cause significant customer relations problems. Due to the sensitivity of patient medical information, software errors may expose us to particularly significant liability relative to other businesses offering Internet-based products.

WE CURRENTLY DO NOT HAVE AN OFF-SITE BACK-UP DATA CENTER.

    While we do not have an off-site back-up data center, we are actively considering various off-site facility alternatives. If we experience a disaster, we will face delays in restoring complete Network functionality, which could be substantial.

BECAUSE WE ARE DEPENDENT ON PAYERS' AND PROVIDERS' COMPUTER SYSTEMS, DELAYS OR
  FAILURES IN ANY OF THOSE SYSTEMS COULD AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS.

    Since our Network is linked to the legacy computer system of each payer, we must continually maintain our interface with payers as they change and improve their systems. Additionally, any error in the entry of a particular payer's rules in the software code, or data entry errors, will result in delays and adjudication errors, and could harm perceptions about the effectiveness of the RealMed Network. Any prolonged interruption in Internet services could affect our ability to provide our service and affect our relationships with our payers and providers. Failures or delays in providing our services caused by problems interfacing with payers' or providers' systems, through no fault of ours, could nevertheless affect our relationships with our customers and harm our business.

           RISKS RELATED TO THE HEALTHCARE INDUSTRY AND THE INTERNET

FEDERAL AND STATE LEGISLATION AND REGULATION AFFECTING THE HEALTHCARE INDUSTRY
  COULD SEVERELY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

    We are subject to federal and state legislation and regulation affecting the healthcare industry. Existing and proposed laws and regulations applicable to the healthcare industry could have a material adverse effect on our ability to operate our business. State governments extensively regulate the confidentiality and release of patient records. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Future legislation could place restrictions on the electronic delivery of certain patient records to some healthcare participants. If enacted, these restrictions would most likely place the burden on healthcare participants to obtain patient consent in order to overcome the restrictions.

    Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our products and services. We do not know what effect any proposals would have on our business.

    Regulations currently being considered at the federal level could also negatively affect our business. For example, HIPAA mandates the use of standard transactions and identifiers, prescribed security measures and other provisions within two years after the adoption of final regulations by the United States Department of Health and Human Services. It is not certain when the Department will adopt final HIPAA regulations, and the final regulations are subject to change. Compliance with HIPAA over time is likely to require additional expense. In addition, our success depends on other healthcare participants complying with these regulations.

    If United States Food and Drug Administration, or FDA, regulations were applicable to any of our products and services, we believe that complying with those regulations would be time consuming, burdensome and expensive and could delay our introduction of new products or services. Some computer applications and software are considered medical devices and are subject to regulation or validation by the FDA. We do not believe that our current products or services are subject to FDA regulation. We may, however, expand our product and service offerings into areas that subject us to FDA regulation.

    A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce providers or others to acquire, arrange for or recommend the acquisition of healthcare products or services. Another federal law, commonly known as the Stark law, prohibits providers from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. The application and interpretation of these laws are complex and difficult to predict and could constrain our financial and marketing relationships.

CHANGES IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

    The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing decisions and operations of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause us to make unplanned enhancements to our Network, or result in delays or loss of payers.

IF USE OF THE INTERNET DOES NOT CONTINUE TO GROW, OUR BUSINESS COULD BE
  ADVERSELY AFFECTED.

    The Internet is a relatively new commercial marketplace and may not continue to grow. If Internet use does not continue to grow, our business, financial condition, results of operations and cash flows could be materially adversely affected.

    Additionally, to the extent the Internet's technical infrastructure or security concerns adversely affect its growth, our business, financial condition, results of operations and cash flows could be materially adversely affected. The Internet may prove to be problematic for the following reasons:

    - if the number of Internet users and the level of use continues to grow, the Internet's technical infrastructure may become unable to support the demands placed upon it;

    - third-party vendors might not be able to timely and adequately develop the necessary technical infrastructure for significant increases in e-commerce, such as a reliable network backbone, or to introduce performance improvements, such as high-speed modems;

    - delays in the development or adoption of new standards and protocols required to handle increased levels of activity or increased governmental regulation could cause the Internet to lose its commercial viability;

    - changes in or insufficient availability of telecommunication services could produce slower response times and adversely affect use of the Internet; and

    - the general public's security concerns could lead to resistance against widespread acceptance of the Internet as a viable commercial marketplace.

GOVERNMENT REGULATION OF THE INTERNET COULD SEVERELY RESTRICT OUR ABILITY TO
  OPERATE OUR BUSINESS.

    Our business is subject to evolving government regulation of the Internet. Existing as well as new laws and regulations could severely restrict our ability to operate our business. Laws and regulations may be adopted to govern the Internet or other on-line services covering issues such as:

    - user privacy;

    - pricing;

    - content;

    - taxes; and

    - copyrights.

    The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our applications and services may be affected by additional regulation of the Internet.

CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD HAVE AN ADVERSE EFFECT ON OUR
  REVENUES AND RESULTS OF OPERATIONS.

    If we were forced to reduce our prices because of consolidation in the healthcare industry, our revenues and results of operations could suffer. Many healthcare industry participants are consolidating to create greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price reductions for our products and services.

              RISKS RELATED TO THIS OFFERING AND OUR COMMON SHARES

OUR STOCK PRICE MAY BE VOLATILE AND COULD DECLINE SIGNIFICANTLY.

    The market price of our common shares could decline significantly in response to a number of factors, including:

    - actual or anticipated quarterly variations in our operating results;

    - changes in expectations of future financial performance or failure to meet market expectations;

    - announcements of technological innovations or new services or products by us or our competitors;

    - announcements relating to payer/provider integrations;

    - customer relationship developments;

    - conditions affecting healthcare and Internet industries in general; and

    - changes in the recommendations of securities analysts.

    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If this were to happen to RealMed, litigation would be expensive and could divert management's attention.

OUR COMMON SHARES HAVE NO PRIOR PUBLIC MARKET.

    Before this offering, there was no public market for our common shares. In addition, an active public market for our shares may not develop or be sustained after this offering. The initial public offering price has been determined by negotiations between us and the representatives of the underwriters. See "Plan of Distribution" for a discussion of the factors considered in determining the initial public offering price.

OFFICERS, DIRECTORS AND CERTAIN SHAREHOLDERS WILL HAVE SIGNIFICANT CONTROL OF
  REALMED.

    After this offering, our directors and management (including our founders)
will own or control approximately   % of our common shares. In addition, The CIT
Group, Inc. will beneficially own   % of our common shares, GemPlus SA will
beneficially own   % of our common shares and JLT, L.P. will beneficially own
  % of our common shares. If these people act together, they will be able to significantly influence the management and affairs of RealMed and will have the ability to control all matters requiring shareholder approval. This concentration of ownership may have the affect of delaying, deferring or preventing an acquisition of RealMed and may adversely affect the market price of our common shares.

    Our Articles of Incorporation provide for a classified board of directors consisting of three classes. As a result, shareholders desiring to replace a majority of our board could only do so through two annual meetings of RealMed. Each of the following shareholders has agreed to vote at the 2001 and 2002 annual meetings of shareholders for the re-election to a full three-year term of certain of the directors whose terms expire at that meeting: Robert J. Hicks, Mark A. Morris, Robert B. Peterson, GemPlus SA and The CIT Group, Inc. As a result, the re-election of Messrs. Hicks, Morris, Peterson, a representative of GemPlus SA and up to two representatives of The CIT Group, Inc., as directors in 2001 and 2002 is virtually assured. Presently, only one representative of The CIT Group, Inc., Mr. Bradley D. Nullmeyer, is serving as a director.

CURRENT SHAREHOLDERS WILL BENEFIT FROM THIS OFFERING AND YOU WILL EXPERIENCE
  IMMEDIATE DILUTION.

    Based on the number of common shares outstanding as of February 29, 2000, existing shareholders have paid an average of $.61 per share for their common shares, including the full exercise of the warrants related to the 1999 CIT Line of Credit, which is considerably less than the amount to be paid by investors who purchase in this offering. New investors in this offering will experience an
immediate dilution of $      per share, also based on the number of outstanding
shares as of February 29, 2000, including the exercise of the warrants related to the 1999 CIT Line of Credit. This offering will also create a public market for the resale of shares held by existing investors, and substantially increase the market value of those shares.

WE HAVE CERTAIN ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN
  ACQUISITION OF OUR COMPANY.

    Our Articles of Incorporation and Bylaws contain provisions that may deter an attempt to change or gain control of RealMed. As a result, you may be deprived of opportunities to sell some or all of your common shares at prices that represent a premium over market prices. These provisions include the existence of blank check preferred stock, staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director and certain supermajority voting requirements. Additionally, the board has implemented a rights plan.

FUTURE SALES OF OUR COMMON SHARES COULD AFFECT OUR STOCK PRICE.

    After the completion of this offering, we will have a large number of common shares outstanding and available for resale beginning at various points of time in the future. Sales of substantial amounts of our common shares in the public market following this offering, or the perception that those sales will occur, could cause the market price of our common shares to decline. Those sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Some of the holders of our common shares also have demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale. For more detailed information, see "Shares Eligible for Future Sale."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties, including those discussed in "Risk Factors" and other sections of this prospectus. These statements often contain statements like believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. Because we cannot predict all of the risks and uncertainties that may affect us, or control the ones we do predict, these risks and uncertainties can cause our results to differ materially from the results we express in our forward-looking statements. Recognize these statements for what they are and do not rely on them as facts. We are not obligated to update forward-looking statements.

                              CONCURRENT OFFERING

    This prospectus relates to our direct offering of      common shares to
certain payers that have signed letters of understanding to utilize the RealMed
Network. We are concurrently offering       common shares to the public in a
concurrent underwritten offering under a separate prospectus. The completion of our offering to the payers under this prospectus is contingent on our completing our underwritten initial public offering. We will receive all proceeds from the offering. Donaldson, Lufkin & Jenrette Securities Corporation is acting as the placement agent in connection with this offering. The placement agent will receive a fee of $ per share sold in this offering. We will indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933. See "Plan of Distribution."

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from the sale of
common shares we are offering, consisting of       shares offered in this
offering and       shares offered in our concurrent underwritten offering, will
be approximately       million, or approximately $      million if the
underwriters fully exercise their over-allotment option in the concurrent underwritten offering at the assumed offering price of $ per share, in each case after deducting the estimated placement agent's fee, underwriting discounts and commissions and estimated offering expenses.

    We will use the net proceeds from this offering for the following:

    - integration with payers;

    - further research and development;

    - repayment of existing debt; and

    - other general corporate purposes.

    The exact amounts we actually expend for each of the categories above will vary significantly depending on a number of factors, including revenue growth, if any, the amount of cash we generate from operations and the number of contracts for the RealMed Network. As a result, we will retain broad discretion in the allocation and use of the net proceeds from this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment grade securities.

    The existing debt to be repaid with proceeds from the offering consists of:

    - a $4,285,798 secured note payable with GemPlus SA, a shareholder, with an annual interest rate of 12.0% maturing on December 15, 2002;

    - a $150,000 demand note with Robert B. Peterson, a founder and shareholder, at 4.0% interest; and

    - a $19,000 noninterest-bearing advance from Robert B. Peterson and Mark A. Morris, the founders, payable upon demand.

    We borrowed funds under the 1999 CIT Line of Credit and entered into the GemPlus SA secured note in 1999. We used proceeds from these borrowings for general corporate purposes.

    The 1999 CIT Line of Credit bears interest at an annual rate of 8.0% and matures the earlier of (1) demand by the lender following an initial public offering or (2) June 15, 2003. The CIT Group, Inc. will convert $17.5 million under the 1999 CIT Line of Credit into 19,531,250 common shares at an exercise price of $.896 per share at the initial public offering. Such exercise will offset the $17,500,000 due under the 1999 CIT Line of Credit.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common shares and do not intend to pay any cash dividends with respect to our common shares in the foreseeable future. We intend to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

    The table below presents our capitalization as of December 31, 1999 (1) on an actual basis, and (2) as adjusted to reflect:

    - the conversion of $17.5 million under the 1999 CIT Line of Credit into 19,531,250 common shares; and

    - our receipt of the estimated net proceeds from the sale of the
                  common shares in this offering and       shares in our initial
      public offering at an assumed initial public offering price of $      per
      share and after deducting the placement agent's fee, underwriting discounts and commissions and our estimated offering expenses payable by us.

    You should read this table together with the consolidated financial statements and related notes and other information included elsewhere in this prospectus.

                                                              AS OF DECEMBER 31, 1999
                                                              -----------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                              ----------   ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                  SHARE AMOUNTS)
Cash and cash equivalents...................................   $  1,383     $
                                                               ========     ========
Long-term debt:
  Secured note payable to shareholder.......................      4,286
  Subordinated line of credit to shareholder................      7,469
  Capital lease obligations, related parties, net of current
    portion.................................................        452
  Accrued interest, related parties.........................        255
                                                               --------     --------
    Total long-term debt....................................     12,462
                                                               --------     --------
Shareholders' equity (deficit):
  Common shares, 200,000,000 shares authorized, 36,967,605
    shares issued; 36,921,938 shares outstanding (      as
    adjusted)...............................................     16,818
Stock options outstanding...................................      1,524
Unamortized restricted stock................................       (493)
Receivables from issuance of restricted stock...............       (155)
Accumulated deficit.........................................    (28,418)
Treasury stock, at cost--45,667 shares......................        (41)
                                                               --------     --------
  Total shareholders' equity (deficit)......................    (10,765)
                                                               --------     --------
  Total capitalization......................................   $  1,697     $
                                                               ========     ========

    The actual and as adjusted information set forth in the table excludes:

    - 6,406,104 shares issuable on the exercise of outstanding options granted under our option plans, as follows: (1) 796,715 shares issuable on exercise of outstanding options granted under our 1997 Employee Stock Option and Incentive Plan (the 1997 Plan); and (2) 5,609,389 shares issuable on exercise of outstanding options granted under our 1999 Employee Stock Option and Incentive Plan (the 1999 Plan);

    - an additional 3,765,611 shares which are reserved for issuance under the 1999 Plan;

    - the board has authorized the adoption of the 2000 Employee Stock Option and Incentive Plan (the 2000 Plan) and the reservation of 5,600,000 shares for issuance under the 2000 Plan. The board has granted the executive officers and directors options to purchase 4,989,000 shares under the 2000 Plan for executive officers and directors; and

    - our payment of a fee for the 2000 CIT Line of Credit, equal to the greater of 0.5% of our market capitalization at the initial public offering date or $1,000,000, which is payable in stock or cash at the option of The CIT Group, Inc.

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was approximately $(10,765,000) or $(.29) per share. Our pro forma net tangible book value per share represents

    - our total tangible assets minus total liabilities, divided by

    - the total pro forma number of common shares on that date, after giving effect to the conversion of $17.5 million under the 1999 CIT Line of Credit into 19,531,250 common shares.

    Dilution in net tangible book value per share represents the difference between

    - the amount per share paid by purchasers of common shares in this offering, and

    - the net tangible book value per common share immediately after the offering.

    After giving effect to the conversion of $17.5 million under the 1999 CIT
Line of Credit into 19,531,250 common shares, the sale of       common shares
offered by this prospectus and the sale of     shares in our initial public
offering and after deducting the placement agent's fee, underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds, our pro forma net tangible book value
at December 31, 1999 would have been approximately $      , or approximately $
per share. This represents an immediate increase in pro forma tangible book value of $ per share to existing shareholders and an immediate dilution in pro
forma net tangible book value of $      per share to new investors, as
illustrated in the following table:

Assumed initial public offering price per share.............                             $
Pro forma net tangible book value per share as of December
  31, 1999..................................................  $
Increase per share attributable to this offering............
                                                              ------------------------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                                         ------------------------
Dilution to new public investors............................                             $
                                                                                         ========================

    The following table summarizes, as of December 31, 1999, on a pro forma basis described above, the total number of common shares purchased from us, the total consideration paid and the average price paid per share by the existing shareholders and by the new investors based upon an initial public offering price of $ per share before deducting the estimated underwriting discounts and commissions, the placement agent's fee and offering expenses payable by us:

                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing shareholders, including
  conversion of the $17.5 million under
  the 1999 CIT Line of Credit............  56,453,188         %    $34,276,758         %        $0.61
New public investors.....................
                                           ----------    -----     -----------    -----
Total....................................                100.0%    $              100.0%
                                           ==========    =====     ===========    =====

    The tables exclude options outstanding to purchase a total of 6,406,104 common shares, with a weighted average exercise price of $.842 per share, as of December 31, 1999. To the extent that any of the outstanding options are exercised for less than the offering price, there will be further dilution to new public investors. If all options outstanding as of December 31, 1999 were exercised in full, the dilution per share to new public investors would be
      .

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial statements and notes that are included in this prospectus and audited by Ernst & Young LLP. The following information has been derived from the audited financial statements beginning on page F-1:

    - statements of operations data for the one-year periods ended December 31, 1997, 1998 and 1999 and the date of inception through December 31, 1999; and

    - the balance sheet data as of December 31, 1997, 1998 and 1999.

    We encourage you to read the financial statements included in this prospectus because they contain the complete audited financial statements of RealMed for the periods presented. See Note 11 of notes to financial statements for an explanation of the determination of the shares used in computing basic and diluted net loss per common share. Historical operating results are not necessarily indicative of results in the future.

                                                                                       PERIOD FROM
                                                                                      NOVEMBER 13,
                                                                                      1995 (DATE OF
                                                                                       INCEPTION)
                                                    YEAR ENDED DECEMBER 31,              THROUGH
                                            ---------------------------------------   DECEMBER 31,
                                               1997          1998          1999           1999
                                            -----------   -----------   -----------   -------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues..................................  $       369   $       509   $       517    $     1,395
                                            -----------   -----------   -----------    -----------
Costs and operating expenses:
  Research and development................        2,584         3,026         3,872          9,482
  Business development, sales and
    marketing.............................          514           967         1,378          2,859
  Payer integration.......................           --            --           585            585
  General and administrative..............        2,060         2,007         2,108          6,175
  Inventory writedown.....................           --            --         4,181          4,181
  Stock based compensation................           --         1,705           852          2,557
  Depreciation and amortization...........          432           446           662          1,540
                                            -----------   -----------   -----------    -----------
Total costs and operating expenses........        5,590         8,151        13,638         27,379
                                            -----------   -----------   -----------    -----------
Operating income (loss)...................       (5,221)  $    (7,642)      (13,121)       (25,984)
Interest expense..........................           --            67         2,367          2,434
                                            -----------   -----------   -----------    -----------
Net income (loss) attributed to common
  shareholders............................  $    (5,221)  $    (7,709)  $   (15,488)   $   (28,418)
                                            ===========   ===========   ===========    ===========
Net income (loss) per common share, basic
  and diluted.............................  $     (0.25)  $     (0.24)  $     (0.45)   $     (0.99)
                                            ===========   ===========   ===========    ===========
Weighted-average shares outstanding, basic
  and diluted.............................   20,526,112    31,677,289    34,262,007     28,747,716

                                                                    AS OF DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    41    $   131    $  1,383
Working capital (deficit)...................................   (1,043)    (2,964)       (289)
Total assets................................................    1,182      5,157       3,758
Subordinated line of credit to shareholder..................       --         --       7,469
Other long-term obligations, net of current portion.........      304      5,229       4,993

Total shareholders' equity (deficit)........................     (220)    (3,212)    (10,765)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES THERETO. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS."

OVERVIEW

    We operate the RealMed Network, an Internet-based business-to-business connectivity solution for healthcare providers and payers. The RealMed Network offers complete claims resolution in seconds at the point of care. We have received initial commitments for the roll out of the RealMed Network from five regionally dominant payers: (1) Anthem Insurance Companies, Inc.; (2) WellPoint Health Networks, Inc.; (3) Blue Cross/Blue Shield of North Carolina;
(4) CareFirst Blue Cross; and (5) Blue Cross/Blue Shield of Illinois. In
April 2000, we launched the RealMed Network with Anthem of Indiana. We are in various stages of integration with our other payers.

    We were incorporated in November 1995 and commenced operations in January 1997. Since our inception, we have derived substantially all of our revenues from processing of medical savings accounts claims. Currently, we do not expect to continue to generate material revenues from this business. Due to our limited operating history with our Network, it is difficult for us to predict with any accuracy our future results of operations. As of December 31, 1999, we had net operating loss carryforwards for tax reporting purposes of approximately $22 million, which begin to expire in 2018. We believe that period-to-period comparison of our financial results is not necessarily meaningful and you should not rely upon them as an indication of our future performance.

    Following the launch of the RealMed Network, we expect our revenues to be derived from our payers and providers. Payer revenues will be based on the number of claims processed through the RealMed Network. To encourage payer adoption of the RealMed Network, we have guaranteed an identified level of savings per claim for our initial payer partners and have incurred the cost of Network integration. Payer revenues will be recognized as transactions are completed. To the extent any saving guarantees are owed to payer, we expect to settle with the payer on a quarterly basis to mitigate the risk of revenue adjustments.

    Provider revenues will be generated on a monthly subscription basis pursuant to a 12-month subscription agreement with monthly renewals at the end of the first subscription period. To encourage provider adoption of the RealMed Network, the initial three months of the first subscription period for the providers are free. The subscription is cancelable with thirty days notice. Provider revenues will be recognized when the provider is billed for the monthly subscription. No subscription revenues will be realized during the free trial period of three months.

    We do not expect to have a material amount, if any, of capitalized software development costs. We expect to expense significant portions of the payer integration costs.

    To date, we have incurred substantial costs to design, build and enhance the RealMed Network, integrate with our payers, develop our infrastructure, and grow our business. We have yet to generate revenues from the RealMed Network. We have incurred operating losses in each fiscal quarter since we were formed. We expect operating losses and negative cash flow to continue for the foreseeable future as we intend to significantly increase our operating expenses to integrate the RealMed Network. These costs could have an adverse effect on our future financial condition or operating results.

REVENUE AND EXPENSE COMPONENTS

    The following descriptions of the components of revenues and expenses apply to the Comparison of Results of Operations:

    REVENUES. Historically, revenues consisted of fees received relating to the processing of medical savings accounts. In the future, we expect revenues to be derived almost exclusively from the RealMed Network.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of employee compensation, the cost of outside technology consultants and other direct expenses incurred in the development of our product.

    BUSINESS DEVELOPMENT, SALES AND MARKETING. Sales and marketing expenses consist primarily of employee compensation, the cost of outside consultants and other direct expenses incurred in securing payer proof of concepts and other sales and marketing efforts for the RealMed Network.

    PAYER INTEGRATION COSTS. Payer integration costs include internal salary and salary-related costs of technical, strategic, operational and financial integration personnel and the cost of outside consultants utilized in the integration process.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation and other costs for legal, finance, management and administrative personnel as well as facility and other operating costs.

    STOCK BASED COMPENSATION. Stock based compensation expense includes costs for vesting of in-the-money option grants, vesting of restricted share grants and the total value of unrestricted share grants.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization includes depreciation on property and equipment and amortization of purchased software primarily related to the medical savings account administration process.

    INTEREST EXPENSE. Interest expense includes debt-related interest, a loan commitment fee paid to a shareholder in the form of common shares and expense related to warrants issued with the 1999 CIT Line of Credit.

    INCOME TAXES. As a result of our net operating losses, as well as net operating loss carryforwards, no net provisions for income taxes have been recorded.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

    REVENUES. Revenues were derived from the processing of medical savings accounts in the years ended December 31, 1998 and 1999. There will be a minimal amount of revenue derived from these contracts on an ongoing basis.

    RESEARCH AND DEVELOPMENT. Research and development costs increased 28.0% from $3,026,000 in the year ended December 31, 1998 to $3,872,000 in the year ended December 31, 1999. This increase reflects the growth in technical personnel and other expenses required for the development of the RealMed Network.

    BUSINESS DEVELOPMENT, SALES AND MARKETING. Business development, sales and marketing costs increased 42.5% from $967,000 in the year ended December 31, 1998 to $1,378,000 in the year ended December 31, 1999. This increase reflects the growth in marketing expenses as we approached product rollout. In particular, we have established a dedicated sales force and formed strategic alliances with MarketSource for the development of a provider marketing program.

    PAYER INTEGRATION COSTS. Payer integration costs of $585,000 were incurred in the year ended December 31, 1999, relating to the initiation of our integration with one payer.

    INVENTORY WRITEDOWN. In the year ended December 31, 1999, we incurred a $4,181,000 inventory writedown. This resulted from a change in our technology strategy following the determination that we would not be using our card reader inventory, with the disposal of this inventory in March, 2000.

    STOCK BASED COMPENSATION. The decrease of 50.0% in stock based compensation expense from $1,705,000 in the year ended December 31, 1998 to $852,000 in the year ended December 31, 1999 was due to unrestricted share grants to officers who are no longer with us in the year ended December 31, 1998 totaling $965,000. There were no unrestricted share grants in the year ended December 31, 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 48.4% from $446,000 in the year ended December 31, 1998 to $662,000 in the year ended December 31, 1999. Included in depreciation and amortization was the amortization of purchased medical account processing software of $416,667 in the years ended December 31, 1998 and 1999. This asset was fully amortized in 1999.

    INTEREST EXPENSE. Interest expense increased from $67,000 in the year ended December 31, 1998 to $2,367,000 in the year ended December 31, 1999. The increase in interest expense is related to a $1,293,000 loan commitment fee paid to a shareholder in April, 1999 in the form of 1,375,000 common shares, an increase in long-term debt outstanding and accretion of the warrant related to the 1999 CIT Line of Credit.

    INCOME TAXES. As a result of our net operating losses, no net provision for income taxes during the year ended December 31, 1999 was recorded. As of December 31, 1999, we had net operating loss carryforwards for tax reporting purposes of approximately $22 million, which begin to expire in 2018.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUES. Revenues, which were derived from the processing of medical savings accounts, increased 37.9% from $369,000 for the year ended December 31, 1997 to $509,000 for the year ended December 31, 1998. This increase reflects an increase in covered lives under medical savings accounts.

    RESEARCH AND DEVELOPMENT. Research and development costs increased 17.1% from $2,584,000 in the year ended December 31, 1997 to $3,026,000 in the year ended December 31, 1998. This increase reflects the growth in technical personnel and other expenses required for the development of the RealMed Network.

    BUSINESS DEVELOPMENT, SALES AND MARKETING. Business development, sales and marking costs increased 88.1% from $514,000 in the year ended December 31, 1997 to $967,000 in the year ended December 31, 1998. This increase reflects increased personnel and other expenses of the RealMed Network and an increase in our marketing resources.

    STOCK BASED COMPENSATION. Stock based compensation expense was $1,705,000 in the year ended December 31, 1998 and includes the cost for vesting of in-the-money option grants and the total value of unrestricted share grants to officers who are no longer with RealMed. No stock based compensation was recognized in the year ended December 31, 1997.

    INTEREST EXPENSE. Interest expense was $67,000 in the year ended December 31, 1998. We had no interest expense in the year ended December 31, 1997.

    INCOME TAXES. As a result of our net operating loss in 1998 and prior years, no net provision or benefit for income taxes was recorded.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception in November 1995, we have primarily financed our operations through private placements of equity and debt securities. As of December 31, 1999, net proceeds available from these financings totaled $29.3 million.

    As of December 31, 1999, we had cash and cash equivalents of $1.4 million and a $17,500,000 line of credit from The CIT Group, Inc., a shareholder, of which $8.0 million was available. In January, 2000, we entered into a $10,000,000 line of credit with The CIT Group, Inc. The line can be drawn in increments between $1.0 million and $2.5 million, subject to our execution of a new commitment for a proof of concept to provide the RealMed Network to a significant payer and our use of all other sources of available liquidity. A significant payer is defined as an insurer, which processes in excess of
10.0 million claims annually. We have signed commitments from five payers who meet these criteria. The line is due in full upon the earlier of an initial public offering or December 31, 2002, and bears interest at 15.0%, payable quarterly in arrears, carries a 2.0% unused commitment fee payable quarterly and a fee of the greater of 0.5% of our total market capitalization at the initial public offering date or $1.0 million (payable in stock or cash). Upon completion
of this offering we will incur a charge of $         in connection with a fee on
the 2000 CIT Line of Credit and will incur a noncash charge of $2,001,953 in connection with the conversion of $17,500,000 under the 1999 CIT Line of Credit into 19,531,250 common shares. Also, in March and April 2000, we completed the sale of approximately $7.5 million of our common shares to three accredited institutional investors. These investors include AC Ventures, part of the worldwide Andersen Consulting organization, ($4.5 million) and two Indianapolis-based investors, including a general partnership comprising 27 accredited investors.

    Our operating activities resulted in cash outflows of $8,311,000 for the year ended December 31, 1999, $5,516,000 for the year ended December 31, 1998 and $3,403,000 for the year ended December 31, 1997. The cash used during these periods was primarily attributable to the expenses associated with the development of the RealMed Network, building our infrastructure, commencement of integration activities and preparation for product rollout.

    Investing activities used cash of $1,004,000 for the year ended
December 31, 1999, $121,000 for the year ended December 31, 1998 and $1,558,000 for the year ended December 31, 1997 and primarily related to capital expenditures.

    Financing activities provided cash of $10,568,000 for the year ended December 31, 1999, $5,728,000 for the year ended December 31, 1998 and $5,001,000 for the year ended December 31, 1997 and primarily related to private placements of equity and debt securities.

    We currently anticipate that we will continue to experience significant growth in our operating expenses as we:

    - fund the integration with our payers;

    - enter new markets;

    - increase marketing activities; and

    - expand our infrastructure.

    These operating expenses will consume a material amount of our cash resources, including a large portion of the proceeds from this offering. We believe that our existing available capital will cover a majority of our capital needs for 2000. We believe the net proceeds from this offering, together with our existing cash and cash equivalents, and available borrowings, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months.

    However, if during or following that period we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, these failures could have a material adverse effect on our business, results of operations and financial condition. If we raise additional funds through the issuance of equity securities the percentage ownership of our then current stockholders would be reduced.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Market risk represents the risk of loss that may impact our financial position, operating results or cash flows due to adverse changes in financial markets and interest rates. Although changes in interest rates and financial markets could affect our customers and our effective realization, we believe such changes will have no impact on our notes payable and capital lease obligations because they are at fixed interest rates. Historically and as of February 29, 2000, we have not used derivative instruments or engaged in hedging activities.

                                    BUSINESS

OVERVIEW

    We own and operate the RealMed Network, an Internet-based, business-to-business healthcare connectivity solution for payers and providers. Payers include insurers, health maintenance organizations, third-party administrators and preferred provider organizations, and providers include physicians, physician practice groups and hospitals. The RealMed Network provides a secure, two-way link between the provider's desktop and the payer's legacy computer system. We offer our customers resolution of healthcare claims in seconds, at the point of care in an efficient and cost-effective manner. To accomplish the resolution of claims, we access the payer's adjudication logic and customer database.

    We have received initial commitments from five regionally dominant payers to integrate the RealMed Network in selected markets: (1) Anthem Insurance Companies, Inc.; (2) WellPoint Health Networks, Inc.; (3) Blue Cross/Blue Shield of North Carolina; (4) CareFirst Blue Cross; and (5) Blue Cross/Blue Shield of Illinois. These payers collectively represent a potential market of 13 states and the District of Columbia, 22 million covered lives and 128 million annual private physician claims, which is approximately 13% of the U.S. private physician claims market. These numbers do not include two additional states representing 2.0 million covered lives and 20 million private physician claims related to acquisitions by two of our payers. These acquisitions are currently in the regulatory approval process.

    While the RealMed Network is presently built to resolve private physician claims, we are actively working to expand the functionality of the Network to include Medicare and pharmaceuticals claims processing. We estimate the Medicare annual claims market to be approximately 350 million physician claims. We estimate the pharmaceuticals annual claims market to be approximately 1.6 billion physician and Medicare claims. In total, approximately 4.7 billion healthcare claims were processed in the United States in 1999.

    In April 2000, we launched the RealMed Network with Anthem of Indiana. We are currently in various stages of integration with our other payers. We believe that the successful execution of our Network with these payers and their providers will be key to our ability to attract new customers. The development of an expanded Network will enable us to add more customers and launch new products and services.

    Currently, healthcare claims are generally submitted to a payer through a clearinghouse or other third party via electronic data interchange, or EDI, regular mail, or fax. These traditional processes are inefficient, time intensive and costly, due to their inability to automatically process and adjudicate claims. In addition to slow turnaround times for standard claims, the length of time and cost per claim increases significantly if any information submitted by a provider is incorrect, incomplete or inconsistent with the policies of a payer. The current sequential process of submitting, adjudicating and approving the payment of healthcare claims averages 42 days at an average cost of $19 per claim.

    The RealMed Network re-engineers the claims process to streamline workflow and improve cost efficiency. The RealMed Network also supports HIPAA compliance by tracking electronic transactions and assuring the security and privacy of patient information. We expect our Internet-based platform to minimize the inefficiencies of EDI or paper-based claims settlement by enabling the provider to resolve claims in seconds through direct access to the payer's legacy computer system.

INDUSTRY

    The U.S. healthcare system is generally regarded as expensive, fragmented and inefficient. HCFA estimates that in 1999, healthcare expenditures represented approximately $1.2 trillion, or 13.3%, of the U.S. Gross Domestic Product. An estimated $210 billion, or 17.5%, of healthcare expenditures are related to administration. Included in administration are claims submission processing and settlement expenses. The settlement of healthcare claims is a complex process, involving detailed contractual, legal and regulatory relationships between payers, providers and patients.

    In an effort to contain increasing healthcare costs, the U.S. healthcare industry is undergoing dramatic change. Payers have partially reduced the cost of patient care by lowering reimbursement rates, restricting coverage for services and limiting patient access to a select group of providers. The emergence of the Internet as a low cost connectivity platform for business transactions provides the opportunity to further reduce the cost of healthcare by improving administrative processes such as the processing of healthcare claims.

    Payers and providers must also contend with continually evolving healthcare regulation. HCFA recently proposed new regulations under HIPAA. These regulations would impose stringent privacy and security standards on the storage and transfer of healthcare information.

    Currently, the variety of existing information systems utilized by payers and providers lacks compatibility. This is primarily due to the complexity, cost and management challenges associated with designing, building and integrating such a platform. This incompatibility, combined with distrust among the healthcare participants, has further complicated and delayed the development of a universal and highly functional claims management system.

THE INTERNET AND HEALTHCARE

    The Internet's open architecture, low cost accessibility and growing acceptance make it an increasingly important platform for business-to-business interaction. For many industries, the Internet is connecting previously disconnected business processes and allowing companies to streamline and automate workflow, lower distribution and communication costs and extend their market reach. We believe the healthcare industry, because of its size, fragmentation and fundamental dependence on accurate and timely information exchange, is particularly well-suited to benefit from greater use of the Internet. In addition, we believe the process of claims resolution could be made less time-consuming and more accurate if an Internet-based application which completely resolves claims, as opposed to merely electronically delivering claims, becomes the industry standard. The Internet's usage and effectiveness in healthcare claims processing, however, will be largely determined by the quality of the software solutions available in the marketplace and the rate of adoption by payers and providers.

HEALTHCARE CLAIMS PROCESS

    The healthcare claims resolution process involves managing detailed contractual, legal and regulatory relationships between and among payers, providers and patients. These inter-relationships are further complicated by the myriad of benefit plan rules that comprise payers' individual or group health plans and privacy concerns. The successful resolution of a healthcare claim requires the step-by-step sequential application and analysis of these numerous and often detailed rules to determine the level of coverage for medical care and the related payment (by the payer and the patient) for those services. The steps necessary to complete the resolution of a healthcare claim are as follows:

    ELIGIBILITY VERIFICATION. Before treating a patient, a provider generally must verify the eligibility of an individual by contacting a payer. This process, which is traditionally done via telephone, fax or EDI, can often consume considerable time and entails significant administrative cost for both the office staff of a provider and the administration personnel of a payer. Some clearinghouses periodically copy payer's databases and allow simple yes/no eligibility checks. However, since these solutions do not allow providers access to up-to-date databases, they could lead to erroneous assumptions regarding eligibility.

    DETERMINATION OF DEDUCTIBLE AND CO-PAY STATUS. In addition to verifying eligibility, the provider must also confirm the deductible and co-payment status of the patient in order to settle a patient's account at the point of care. Under most current systems, including EDI, deductibles are not generally available to the provider until the claim is fully adjudicated and settled by the payer, typically many weeks after the patient receives care. Consequently, providers incur additional cost to separately bill the patient and often may be unable to collect the amount owed.

    CLAIMS SUBMISSION PROCESS. Providers submit claims to payers via EDI, fax or by regular mail. Healthcare claims submitted through EDI or paper form are generally processed by clearinghouses. Healthcare claims clearinghouses accept, sort, process, edit and then forward the claims to the appropriate payers, either electronically or on paper, to be adjudicated and paid by the payer.

    Currently, approximately 65% of processed claims involve electronic processing. This relatively high percentage indicates a strong movement away from the paper-based process. However, current processing techniques, including EDI, lack the ability for two-way communication and back-end editing functionality. As a result, these processes address less than 25% of the overall healthcare claim processing cost. In addition, current solutions using the Internet or EDI do not access up to date databases.

    THE ADJUDICATION PROCESS. The healthcare claims adjudication process begins when the payer receives a claim from the patient, provider or the clearinghouse. Typically, the claim is handled by batch or manual processing. The payer first determines whether the patient and service are covered under the payer's plan. The payer also determines whether there are errors or internal inconsistencies in the claim, including incompatible procedures or a misidentification of the patient. If the patient and service are covered, the payer prices the claim based on applicable health plan benefits, determines the patient's share of the cost, and pays its portion of the claim. In the event that there is an error in the claim at any point in the process, the claim is returned to the provider's office for correction. Any minor error in the claim adds to the already lengthy delay between the provision of care and the payment of a claim.

    DELIVERY OF THE EXPLANATION OF BENEFITS. The EOB represents the final accounting for all parties in the claims process. Currently, the EOB is sent via regular mail an average of 42 days following the provision of care. In the event the patient has a question or finds an error, the patient has to contact the payer directly, which can be time consuming and frustrating.

    PAYMENT FOR SERVICES. Upon final completion and correction of any errors in the EOB, the payer runs an additional batch process to either issue a check or request an electronic funds transfer to the provider, generally several weeks after the claim has been submitted.

THE TYPICAL PROCESSING CYCLE

    The typical processing cycle is illustrated in the chart below. The process takes an average of six weeks and does not take into account delays caused by the re-submission of a claim due to errors.

                                    [CHART]

1. PATIENT NEEDS CARE.
2. CHECK-IN: The patient visits the provider, presents the insurance card and fills out a check-in form.
3. RECORDS MANAGEMENT: The office staff copies the front and back of the card.
4. RECORDS MANAGEMENT: The office staff files the photocopy of the card in the patient's record.
5. ELIGIBILITY VERIFICATION: The office staff calls the payer on the phone to verify the eligibility of the patient.
6. DATA ENTRY: The office staff types the patient's information into the computer.
7. TREATMENT: The patient sees the provider, after which the provider completes a superbill or charge ticket indicating diagnosis and treatment codes.
8. CHARGE TICKET: One copy goes to the patient.
9. CHARGE TICKET: One copy goes to the provider's billing office.
10. CLAIM SUBMISSION: The claim form is either: filled out manually and set aside to be picked up and mailed to the payer (10a), sent via EDI directly to the payer (10b) or sent through an electronic clearinghouse for editing and reformatting per specific payer guidelines (10c).
11. THE BOTTOM DRAWER: If the claim presents problems, the office staff may set it aside to be addressed at a later time.
12. PAPER TO ELECTRONIC CONVERSION: The payer often transfers the claims to electronic files using optical character recognition (OCR).
13. CLAIM BATCHING, REPRICING & ADJUDICATION: The Payer uses large mainframe computers to reprice and adjudicate the claim.
14. PERSONAL REVIEW: If the claim cannot be repriced or auto-adjudicated, it is sent on for personal review by a claims examiner.
15. CLAIM ERROR: If a claim has an error, it is returned to the healthcare provider's office staff for revision.
16. ACCOUNTING: If the claim is acceptable, it is then eligible for payment.
17. ISSUE CHECK: A check (as necessary) and EOB is mailed to the provider.
18. SEND EOB: An EOB is mailed to the patient.
19. BALANCE BILLING: The provider reconciles the EOB against accounts receivable and re-bills the patient as necessary.
20. COMPLETE PROCESS: The patient mails the provider a check if co-insurance is appropriate or if the deductible is not met.

THE REALMED SOLUTION

    The RealMed Network re-engineers the claims process to streamline workflow and improve cost efficiency. The RealMed Network also supports HIPAA compliance by tracking electronic transactions and assuring the security and privacy of patient information. We expect our Internet-based platform to minimize the inefficiencies of EDI or paper-based claims settlement by enabling the provider to resolve claims in seconds. The RealMed Network fully automates the claims process from downloading patient information to resolving payments owed to the provider. We believe that by re-engineering this process, we can reduce the processing cost per claim by more than 50% for each of payers and providers. The claims process is reduced to seven steps with the RealMed Network, as illustrated in the chart below:

                                    [CHART]

1. PATIENT NEEDS CARE.
2. CHECK-IN: A patient visits the healthcare provider's office and presents a health insurance smart card or current ID card; an electronic check-in file is opened using the RealMed Network, which retrieves the precise demographic and insurance information from the payer's legacy computer system.
3. ELIGIBILITY VERIFICATION: The office staff uses RealMed to verify eligibility on-line in real time by connecting to the RealMed Network.
4. TREATMENT: The patient sees the provider for diagnosis and treatment.
5. CLAIM SUBMISSION: The office staff uses RealMed to file an electronic claim form to the payer organization. On-line edits ensure the claim is accurately completed.
6. REPRICING AND ADJUDICATION: The RealMed Network links with the payer's existing adjudication engine to reprice and adjudicate the claim and returns the claim to the healthcare provider for acceptance within seconds. If an error is found, the office staff receives an on-line notice and may correct the error and re-submit.
7. RESOLUTION AND PAYMENT: An electronic funds transfer is then ordered from the payer to cover treatment costs and a customized EOB is printed for both the provider and patient records before the patient leaves the office. If the provider chooses, the provider can request the balance due from the patient on the spot. In addition to knowing the precise amount the provider will receive from the payer, the RealMed Network also indicates the date on which the payer will wire the provider funds to settle the claim. Timing of funds transfer is determined by the specific payer and will typically be completed between one and 7 days and no more than 30 days after the transfer has been ordered.

BENEFITS OF THE REALMED NETWORK

    We believe that we provide our payer and provider customers the following benefits:

    SIGNIFICANT TIME AND EXPENSE REDUCTION ASSOCIATED WITH PROCESSING
CLAIMS. The RealMed Network enables us to fully automate the numerous routine steps involved in resolving a typical healthcare claim while the patient is still in the provider's office. This contrasts with EDI or paper-based claims, which take an average of 42 days to resolve. We believe that use of the RealMed Network can reduce the processing cost per claim by more than 50% for each of payers and providers by:

    - reducing the steps required to resolve a claim;

    - eliminating duplicate claims through immediate detection and notification of errors;

    - reducing costs of delivering EOBs;

    - reducing the administrative costs of resolving claims; and

    - reducing billing and collection costs.

    ACCELERATING PAYMENT AND CERTAINTY OF AMOUNTS OWED. The RealMed Network provides payers, providers and patients with confirmation regarding their financial benefits and obligations at the time and point of care. In addition to receiving the precise amount the payer will pay to the provider, the provider also receives the date on which the payer will wire the funds. This enables the provider to better manage its cash position. In addition, we believe that prompt resolution of claims promotes favorable payer/provider relations.

    IMPROVING ACCURACY AND EFFICIENCY OF DATA TRANSFER. The RealMed Network enhances the accuracy and efficiency of data transfer for payers and providers through its automation and integration with the payer's legacy computer system. The RealMed Network streamlines the claims process through the following features:

    - a dedicated, secure communication link with the payer's member database;

    - minimization of data entry to reduce the opportunity for error;

    - instant notification of errors with ability to resubmit;

    - automatic adjudication and settlement notification, including amount and date of settlement; and

    - delivery of the EOB to the patient at the point of care.

    ENHANCING MANAGEMENT INFORMATION. In addition to producing a number of standard reports designed to provide payers and providers with summary data on their businesses, our proprietary relational databases can be queried to respond to specific data requests. The searchable nature of the databases enables us to respond to requests for custom reports quickly and efficiently. This provides both payers and providers with the opportunity to query, segment and analyze trends in their business and ultimately develop strategies to promptly respond to the evolving requirements of their customers.

    INCREASING SECURITY AND REDUCING OPPORTUNITY FOR FRAUD. The RealMed Network significantly reduces a payer's security concerns about outsourcing or replicating adjudication logic by forming a secure electronic network which links the payer's claims management databases and claims adjudication systems to the provider's desktop. Network access controls include:

    - password authentication for payers and providers;

    - smart card technology for the provider's office;

    - data encryption prior to transmission over the Internet; and

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
    - multi-layered firewall technology.

    Our Network and data warehouse are also protected by physical safeguards including on-site security, restricted access to hardware and remote site data warehousing and systems back-up. Our Network is also being developed and built to support government compliance including HIPAA and HCFA compliance standards. The RealMed Network's functionality allows us to respond rapidly to changing security and compliance standards and instantly implement system upgrades.

BUSINESS STRATEGY

    Our goal is to become the industry standard for healthcare connectivity. The key elements of our strategy are to:

    MAXIMIZE OUR MARKET OPPORTUNITIES WITH OUR EXISTING PAYERS AND
PROVIDERS. We believe that the successful execution of the proof of concept phase with our existing payers and their providers will be key to our ability to initiate the roll-out of the RealMed Network across their markets and to attract new payers and providers. Our existing payer and provider relationships provide a substantial presence in key geographic areas. These payers collectively represent a potential market of 13 states and the District of Columbia, 22 million covered lives and 128 million annual private physician claims, which is approximately 13% of the U.S. private physician claims market. While the RealMed Network is presently built to resolve private physician claims, we are actively working to expand the functionality of the Network to include Medicare and pharmaceuticals claims processing. We estimate the Medicare annual claims market to be approximately 350 million physician claims. We estimate the pharmaceuticals annual claims market to be approximately 1.6 billion physician and Medicare claims. In total, approximately 4.7 billion healthcare claims were processed in the United States in 1999.

    INCREASE OUR MARKET PENETRATION ON A NATIONAL LEVEL BY FOCUSING ON LEADING REGIONAL PAYERS AND PROVIDERS AND THEN ON NATIONAL PAYERS. We believe that development of regional markets is essential to increasing the nationwide market penetration of the RealMed Network and increasing the number of transactions flowing through our Network. Healthcare is a local business driven by payers and providers that are dominant in regional markets. We believe that providers will only be willing to adopt systems that offer a solution for a meaningful portion of their claims. We believe that by initiating relationships with payers that have greater than a 20% regional market share, we can maximize provider use and quickly establish RealMed as the standard for claims resolution. Subsequent to our roll-out with a dominant regional payer, we intend to add new payers in that market, including national payers, to increase claims penetration percentages among the providers in that market.

    EXPAND TECHNOLOGICAL LEADERSHIP BY INCREASING OUR PORTFOLIO OF APPLICATIONS, SERVICES AND PRODUCT OFFERINGS. We believe that the RealMed Network comprises advanced technology that no other competitor currently offers. We have filed for three patents on our internally developed processes and products. We believe that by adding new functionality, applications, services and products to our Network, we can expand our technology leadership and increase market share, Network usage and revenues. We have several significant projects currently in development, including:

    - developing an electronic interface between the RealMed Network and the provider's existing practice management software;

    - expanding the types of claims that can be processed by the RealMed Network to include other claims, such as Medicare and pharmaceutical claims; and

    - augmenting our capabilities to include interactive referrals and credit and debit card processing.

    GENERATE ADDITIONAL REVENUE OPPORTUNITIES USING THE REALMED NETWORK. We believe that the reach of the RealMed Network will be a powerful platform for the delivery of additional revenue opportunities.

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
We may seek to expand existing or acquire new businesses, products and technologies, or enter into strategic partnerships.

THE REALMED NETWORK

    The RealMed Network is a real-time, two-way, Internet based connectivity solution for healthcare payers and providers. The primary components of the RealMed Network include:

    REALMED DATA CENTER. We have designed and built our Data Center to achieve the following functionality:

    - IMMEDIATE, TWO-WAY EXCHANGE OF PATIENT AND CLAIMS CARE DATA: The Data Center hosts Internet applications that facilitate high-speed data communication between payer legacy computer systems and provider personal computers. Multiple firewalls are incorporated into our applications for added security.

    - PLATFORM FOR CAPTURING AND STORING DATA: We use advanced database technology to capture and store patient data that can be retrieved, reviewed and sorted for our customers. The database also enables us to perform interactive auditing for certain types of fraud.

    - ASSURANCE OF FUTURE SCALABILITY AND PRODUCT ENHANCEMENT: We have used a multi-tiered distributed application hardware configuration that maximizes the speed and efficiency of the RealMed Network while permitting the flexibility to add additional storage capacity and processing speed. Because our application is hosted at our Data Center, we can rapidly implement any changes without installing additional software on the provider's desktop.

    REALMED PAYER INTERFACE. The key to forming an interface with the payer is the integration of our Data Center with targeted areas of a payer's legacy computer system. After a letter of understanding is signed, we work with the payer to develop a customized framework for the integration of the RealMed Network. During the integration process, which may take up to six months, we connect our Data Center to the provider's legacy computer system through the use of proprietary software and process technology. A secure, dedicated communications link is also established between our Data Center and the payer via a private network. Integration of the RealMed Network is designed to have minimum operational impact on the payer's processes, systems and databases.

    We then implement a proof of concept phase during which selected providers in a targeted geography are connected to the RealMed Network. Our operations begin with a proof of concept phase that lasts from 3 to 12 months depending upon the payer. Upon completion of the proof of concept phase, assuming the meeting of performance criteria, payers agree to an expanded scope of implementation.

    We have engaged several technology consulting services firms. We utilize Ernst & Young, LLP for subject matter and business process consulting. We utilize Andersen Consulting as a preferred payer integration partner. These consultants have extensive backgrounds in the development of the legacy computer systems of our customers and enable us to accelerate the integration process.

    REALMED PROVIDER INTERFACE. The provider's access to the RealMed Network is achieved through an easy to use, secure Internet based application that is hosted by our Data Center. This type of system is often referred to as "thin client" technology. The turn-key nature of the RealMed Network enables rapid roll-out and installation at a provider's office. Our use of a Internet browser-based provider interface minimizes training and accelerates adoption.

    The provider is identified by a smart card that is provided as part of the monthly subscription. Patient information is accessed and claims are submitted by using a patient identification number or a patient smart card provided by the payer. The RealMed Network also allows the provider to review submitted claims and the status of electronic funds transfer. We have established strategic relationships with Bell Industries, a technology systems integrator, and V(4) Consulting, a large provider practice consultant, to assist us in the initial installation of our Network. Bell has extensive experience in software installation and technology integration, and V(4) has extensive consulting experience with large provider practices, which should enable us to accelerate the roll-out of the RealMed Network to providers. We are currently developing an electronic interface between the RealMed Network and several practice management software systems. This interface is designed to substantially improve provider work-flow and efficiency.

SALES & MARKETING

    PAYERS. We have a dedicated sales force focusing on marketing to selected payers. We are targeting payers based on their regional market share. We believe that developing relationships with the primary payer in a region maximizes our ability to enroll providers. We have selected each of our targeted payers based on the following characteristics:

    - having between 5% and 25% share in a given geography;

    - having processed at least 5,000,000 claims per year;

    - having a clearly defined growth strategy; and

    - embracing a partnership approach.

    Subsequent to our integration with a dominant regional payer, we intend to add new payers in that market to increase our rate of claims penetration among the providers in that market.

    To encourage adoption of the RealMed Network, we offer our payers a proof of concept phase during which we integrate the payer's legacy computer system with our Data Center and roll-out the RealMed Network to their providers. We assume the full cost of integration and provider roll-out.

    Our existing letters of understanding with five payers represent a potential market of 13 states and the District of Columbia, 22 million covered lives and 128 million annual private physician claims, which is approximately 13% of the U.S. private physician claims market. While the RealMed Network is presently built to resolve private physician claims, we are actively working to expand the functionality of the Network to include Medicare and pharmaceuticals claims processing. We estimate the Medicare annual claims market to be approximately 350 million physician claims. We estimate the pharmaceuticals annual claims market to be approximately 1.6 billion physician and Medicare claims. In total, approximately 4.7 billion healthcare claims were processed in the United States in 1999. The ultimate roll-out to this market is subject to the number of claims adjudication systems to be integrated, the timing of the integration process, the number of provider practices in these geographies and the speed of provider acceptance and utilization.

    For three of our payer relationships we believe there will be one to two integrations, at a minimum, for each payer. These payer relationships represent a potential market of 12 million covered lives and 68 million private physician claims handed annually. The remaining payer relationships may require several integrations to cover the claim volume depending on the speed with which each payer is able to consolidate its own internal systems. We have completed the integration of one of Anthem's claims adjudication systems for the proof of concept in Indiana. We have completed the integration planning phase of Blue Cross/Blue Shield of North Carolina and commenced integration of its two primary claim systems. We have commenced the planning phase for two of our other payers. The integration process for WellPoint Health Networks, Inc. will commence in the near future.

    During the integration process we identify the major claims submitting provider practices. Once the integration is complete, we identify a specific number of provider practices for the proof of concept. We analyze agreed-upon functionality metrics of the Network with the payer and providers during the proof of concept. If the metrics are met, we roll out to all provider practices in the specific geography. Additionally, large provider practices represent a substantial portion of an individual payer's claim volume and are established on the Network in the proof of concept and early stages of roll-out. We believe our speed of integration and roll-out will improve with each project and a significant amount of reusable knowledge tools are carried from one geography to the next.

    PROVIDERS. We work with each of our payers to develop a targeted provider list. These providers generally represent less than 20% of the payer's aggregate providers but over 80% of total claims. Once these providers have been identified, a sales representative contacts the provider's primary decision maker. In addition to targeted provider marketing, we attend and sponsor selected tradeshows and seminars to increase provider awareness of the benefits of the RealMed Network. We also utilize direct mail and targeted print advertising.

    A significant part of our marketing strategy is our strategic partnership with MarketSource, an experienced contract sales force organization with 25 years of experience in marketing to the healthcare and technology industries. MarketSource recruits, hires and employs a dedicated sales force. We believe that our relationship with MarketSource increases the scalability of the RealMed Network and enables us to maximize market penetration.

PROVIDER CUSTOMER SUPPORT

    We have established a help desk to assist our providers with installation and utilization questions. We have formed a strategic partnership with Bell Industries for the design, construction and staffing of our customer service center. The provider help desk is not responsible for answering questions that are specific to payer information such as a patient's eligibility, policy benefits, or benefit payments. These types of questions are forwarded to the appropriate payer for resolution.

TECHNOLOGY

    We believe that our proprietary technology platform provides us with a competitive advantage. Our Data Center, utilizes a multi-tiered, object-oriented environment. Through its open architecture, the Data Center integrates disparate systems and data with the RealMed provider interface. We currently use Oracle and SQL server database technology to support our data storage requirements.

    We have developed our solutions using an open architecture standard, allowing separate functional components to interact with several different hardware platforms. Our provider solution operates on Microsoft Windows 95, 98, 2000 or NT. Additional servers may be placed in the system to ensure scalability without performance loss. The interaction of this computer software makes the system truly n-tiered, allowing maximum flexibility for deployment and growth.

    We use extensible markup language, or XML, programming to allow the exchange of data between payers and providers. Our use of XML in our Network provides an efficient and standardized method of extracting relevant data from a payer.

    We have established a plan for disaster recovery in the event of a catastrophic Data Center disaster. We believe our plan will restore systems software and data, although we would experience a delay in the functionality of our Network. While we do not have an off-site back-up data center, we are actively considering various off-site facility alternatives.

    We have a back-up power system, which permits continued operations for a limited time to avoid short intermittent power failures. In the event of a complete outage, we have a standby power generator to continue processing.

    Our security is based on 128-bit encryption. Access controls utilize authentication using password IDs, tokens, digital certificates and smart card technology. Network security is enhanced by advanced multi-layered firewall technology and use of switched hubs. We employ extensive auditing using Oracle database technology. Physical security of the Data Center, which is located in Indianapolis, Indiana, is tightly-controlled, with physical isolation of systems and hardware and multiple layers of restricted access. We will support HIPAA and HCFA security and other standards.

COMPETITION

    The market for healthcare claims processing solutions is highly competitive and is characterized by rapidly changing technology, evolving user needs and the frequent introduction of new products. Some aspects of our Network compete with products and services supplied by other Internet healthcare companies. Although we believe our Network is unique in the industry, we will compete against traditional EDI and healthcare Internet companies that provide more limited forms of claims processing services.

    We expect that competition will continue to increase as a result of consolidation in the Internet, information technology and healthcare industries. We believe that the principal factors affecting competition in our markets include:

    - product functionality;

    - speed and performance;

    - use of open standards technology;

    - accuracy and efficiency;

    - quality of service and support;

    - cost of solution; and

    - security of system.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    We rely upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements and technical measures to maintain the secrecy of our intellectual property. We have filed for three patents in the United States relating to the RealMed Network.

EMPLOYEES

    As of March 31, 2000, we had a total of 98 employees of whom 49 were in research, development, integration and information technology, 7 were in customer service, 15 were in business development, sales and marketing, 4 were in strategic planning and public relations, 7 were in executive management and 16 were in corporate finance and administration. None of our employees are represented by a labor union, and we have never experienced a work stoppage. We believe our relationship with our employees is good. Our ability to achieve our financial and operational objectives depends in large part upon our continuing ability to attract and retain highly qualified sales, technical and managerial personnel and upon the continued service of our senior management and key sales and technical personnel, some of whom are not bound by an employment agreement.

CONTRACT RESOURCES

    As of March 31, 2000, we had a total of 27 individuals as contract resources. We expect the number of contract resources to increase as we roll out the RealMed Network.

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
FACILITIES

    Our principal executive and corporate offices are located in Indianapolis, Indiana in approximately 27,345 square feet of leased office space under a lease that expires in October 2009. We believe that our facilities are adequate for our current operations and that we can obtain additional leased space if needed.

LEGAL PROCEEDINGS

    A former employee has filed a lawsuit against us claiming that we terminated him without cause under his employment agreement. He is claiming damages of $100,000. We believe that this lawsuit is without merit and we are vigorously defending it. We are not currently subject to any other legal proceeding.

GOVERNMENT REGULATION

    As an Internet based healthcare company, we are subject to various federal and state laws and regulations, including, but not limited to those related to:

    - the Internet or other on-line services;

    - confidentiality of patient records and the circumstances under which records may be released;

    - the dissemination of medical record information; and

    - the imposition of standard transactions, standard identifiers, security and other provisions implemented by HCFA.

    Additional laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as use, privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of any additional laws or regulations may impede the growth of the Internet or other on-line services, which could, in turn, decrease the demand for our applications and services and increase our cost of doing business, or otherwise have an adverse effect on our business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other on-line services could have a material adverse effect on our business, financial condition and results of operations.

    The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures that may require substantial expenditures by us. We cannot assure that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications.

    Other legislation currently being considered at the federal level could also negatively affect our business. For example, HIPAA mandates the use of standard transactions and identifiers, prescribed security measures and other provisions within two years after the adoption of final regulations by the

Department of Health and Human Services. In addition, our success depends on other healthcare participants complying with these regulations.

    If FDA regulations were applicable to any of our products and services, we believe that complying with those regulations would be time consuming, burdensome and expensive and could delay our introduction of new products or services. Some computer applications and software are considered medical devices and are subject to regulation by the FDA. We do not believe that our current products or services are subject to FDA regulation. We may, however, expand our product and service offerings into areas that subject us to FDA regulation.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors and some of our other key employees and their ages as of March 31, 2000, are as follows:

NAME                                       AGE      POSITION
----                                     --------   --------
Robert J. Hicks........................     39      Chairman of the Board and Chief Executive Officer

Robert B. Peterson.....................     38      President and Director

Mark A. Morris.........................     39      Vice Chairman of the Board

Timothy P. Bird........................     43      Executive Vice President and Chief Technology Officer

Gary P. Hutchcraft.....................     39      Executive Vice President, Chief Financial Officer and
                                                    Treasurer

Keith M. Given.........................     39      Executive Vice President--Strategic Business
                                                    Development

Scott E. Herbst........................     33      Executive Vice President--General Counsel, Secretary

Regina E. Herzlinger...................     56      Director

Jack F. Kemp...........................     64      Director

Dr. Bruno M. Lassus....................     37      Director

Bradley D. Nullmeyer...................     40      Director

Dr. Ralph Snyderman....................     59      Director

Robert J. Thompson.....................     51      Director

Randall L. Tobias......................     57      Director

Joseph R. Wright, Jr. .................     61      Director

    The Executive Vice Presidents were hired as Senior Vice Presidents. Effective January 1, 2000, their titles were changed to Executive Vice Presidents.

    ROBERT J. HICKS has served as Chairman of the Board and Chief Executive Officer since June 1999. His term as a Director expires in 2001. From 1996 to the present, Mr. Hicks has been employed by The CIT Group, Inc. and its predecessor by merger, Newcourt Credit Group Inc. Mr. Hicks will resign from The CIT Group, Inc. effective with this offering. Mr. Hicks is currently Executive Vice President--Strategic Technology Investments at The CIT Group, Inc. He previously held the positions of Executive Vice President of Strategic Business Development, Senior Vice President and General Manager of the U.S. Commercial, Technology and Healthcare Division, Senior Vice President and General Manager of the Specialty Finance Division, and U.S. General Counsel. During his tenure at CIT/Newcourt, Mr. Hicks had primary responsibility for the negotiation and structuring of Newcourt's major vendor partnership agreements with its largest customers. From 1994 to 1996, Mr. Hicks was a partner of Sommer & Barnard, PC, an Indianapolis law firm. Mr. Hicks received a B.S. in Accounting and Business Administration from Butler University. Mr. Hicks has passed the CPA examination and received his law degree from the Marshall-Wythe School of Law at the College of William and Mary.

    ROBERT B. PETERSON has served as President since June 1999 and as a Director since 1995. His term as a Director expires in 2001. From 1995 to June 1999,
Mr. Peterson served as Chairman and Chief Executive Officer until June 1999. From 1989 to 1995, he served as President of Eclipse America

Corporation, a software and systems development firm. Mr. Peterson received his B.S. in Electrical and Computer Engineering from the University of Wisconsin.

    MARK A. MORRIS has served as Vice Chairman of the Board since June 1999 and as Director since 1995. His term as a Director expires in 2002. From 1995 to 1999, Mr. Morris served as Chief Financial Officer. From 1989 to the present, Mr. Morris has served as Chief Executive Officer of Eclipse America Corporation. Mr. Morris filed a petition for reorganization under the Bankruptcy Code in 1996 and emerged from reorganization in 1997. Mr. Morris received his B.S. in Finance from Ball State University.

    TIMOTHY P. BIRD has served as Executive Vice President and Chief Technology Officer since October 1999. From 1998 to 1999, Mr. Bird was employed in the Indianapolis office of Getronics Wang Global in project consulting, primarily specializing in N-Tier computing. From 1993 to 1999, Mr. Bird was President of Integrated Information Service, a document imaging and consulting company. From 1988 to 1993, Mr. Bird worked as director of information technology of Paws, a company that designs and distributes Garfield products. At Paws, he led the development of several key business systems and managed a three-year research and development project with MIT's Media Lab. Also at that time he managed DataDigm, a private consulting firm. Mr. Bird received his B.S. in Electrical Engineering Technology from Purdue University.

    GARY P. HUTCHCRAFT has served as Executive Vice President, Chief Financial Officer and Treasurer since August 1999. From 1996 to 1999, Mr. Hutchcraft served as Vice President and Chief Financial Officer of Symons International Group, an insurance company based in Indianapolis. From 1983 to 1996, Mr. Hutchcraft was employed in a variety of positions by KPMG Peat Marwick, LLP, a firm of certified public accountants. Mr. Hutchcraft received his B.S. in Accounting from Indiana University. Mr. Hutchcraft is a Certified Public Accountant.

    KEITH M. GIVEN has served as Executive Vice President--Strategic Business Development since June 1999. From 1998 to January 2000, he served as Vice President of Corporate Business Development for The CIT Group, Inc. and its predecessor, Newcourt Credit Group Inc. From 1984 to 1998, he served as a Strategic and Global Account Manager for Digital Equipment, a computer hardware and software company. Mr. Given received his B.S. in Business Administration from Butler University and his MBA from Indiana Wesleyan University.

    SCOTT E. HERBST has served as Executive Vice President--General Counsel and Secretary since June 1999. From 1996 to April 1, 2000, he was employed by The CIT Group, Inc. and its predecessor, Newcourt Credit Group Inc., as the Chief Counsel of the Specialty Finance and Strategic Development units. While at CIT/Newcourt, Mr. Herbst had primary responsibility for drafting and negotiating Newcourt's major vendor partnership agreements with Newcourt's largest customers. From 1994 to 1996, Mr. Herbst was an attorney at Sommer & Barnard, PC. Mr. Herbst earned a B.S. in Finance from Indiana University and his law degree, MAGNA CUM LAUDE, from Indiana University School of Law.

    REGINA E. HERZLINGER became a Director in November 1999. Her term as a Director expires in 2003. From 1972 to the present, Ms. Herzlinger has served as a professor at the Harvard Business School. She is the author of "Market-Driven Health Care," published in 1997. Ms. Herzlinger is a board member of C. R.
Bard, Inc., Cardinal Health, Deere & Company and Schering-Plough Corporation. Ms. Herzlinger received her B.S. from MIT and her Doctorate from the Harvard Business School.

    JACK F. KEMP became a Director in June 1998. His term as a Director expires in 2002. From 1994 to the present, Mr. Kemp has been self-employed as a public speaker. In 1993, Mr. Kemp founded Empower America, a public policy and advocacy organization. From 1989 to 1993, Mr. Kemp served as United States Secretary of Housing and Urban Development. From 1971 to 1989, Mr. Kemp was a member of the United States House of Representatives, representing the Buffalo, New York area. In

1996, Mr. Kemp was the Republican candidate for Vice President. Mr. Kemp is a board member of ezgov.com, Hawk Corporation, IDT, JumpMusic, National Water & Power, Ntegrity, Oracle Corporation, Planetportal.com, Proxicom, Rapidigm, SeeItFirst.com, SmartCOP, Speedway Motorsports and ZapMe!. Mr. Kemp received his B.S. from Occidental College.

    DR. BRUNO M. LASSUS became a Director in June 1999. His term as a Director expires in 2001. From 1989 to the present, Dr. Lassus has been employed by GemPlus SA, a manufacturer of computer coded cards and readers. He is currently GemPlus' Vice President of Healthcare and Identity Solutions and from 1989 to 1999 was Manager of Healthcare. Dr. Lassus received a Doctorate in Dentistry from the Universite Paul Sabatier, Toulouse, France, and a Master's degree in Computer Science from the Universite Saint Charles, Marseilles, France.

    BRADLEY D. NULLMEYER became a Director in June 1999. His term as a Director expires in 2001. From November 1999 to the present, Mr. Nullmeyer has served as Chief Executive Officer of CIT Technology Finance. Mr. Nullmeyer was one of Newcourt Credit Group Inc.'s three founders and served in various roles at Newcourt Credit Group Inc., and ultimately as its President from 1986 until November 1999, when The CIT Group, Inc. acquired Newcourt Credit Group Inc. He received his Bachelor of Commerce degree from McMaster University and he is a Chartered Accountant (equivalent to a CPA in Ontario).

    DR. RALPH SNYDERMAN became a Director in November 1999. His term as a Director expires in 2003. From 1989 to the present, Dr. Snyderman has served as President and Chief Executive Officer of Duke University Health System and as Chancellor for Health Affairs, Dean of the School of Medicine and James B. Duke Professor of Medicine. From 1987 to 1989, Dr. Snyderman was employed by Genentech, Inc., a pioneering biomedical technology firm, first as Vice President for Medical Research and Development and then as Senior Vice President. Dr. Snyderman is a member of the Board of Directors of Proctor & Gamble, Inc. and Ariad Inc. Dr. Snyderman received his Doctorate in Medicine from State University of New York.

    ROBERT J. THOMPSON became a Director in June 1998. His term as a Director expires in 2002. From 1999 to the present, Mr. Thompson has served as Chairman of Jefferson Consulting Group, a privately held government relations and consulting firm. From 1997 to 1999, he served as President of Jefferson Consulting Group. From 1985 to 1997, Mr. Thompson ran his own lobbying company, Thompson & Company. Mr. Thompson served in the White House in the early years of the Reagan Administration and acted as Executive Assistant for Congressional Relations to then Vice President George Bush.

    RANDALL L. TOBIAS became a Director in October 1999. His term as a Director expires in 2003. From 1999 to the present, Mr. Tobias has served as President of Arcoiris Group, an investment firm. From 1993 to 1999, Mr. Tobias served as Chairman and Chief Executive Officer of Eli Lilly & Co., a pharmaceutical research and manufacturing company, and is presently Chairman Emeritus of Lilly. From 1986 to 1993, Mr. Tobias served as Vice Chairman of the Board of Directors of AT&T, and Chairman and Chief Executive Officer of AT&T International.
Mr. Tobias is a board member of Agilent Technologies, Kimberly-Clark Corporation, Knight-Ridder, Inc. and Phillips Petroleum Company. Mr. Tobias received his B.S. from Indiana University.

    JOSEPH R. WRIGHT became a Director in June 1998. His term as a Director expires in 2002. From 1997 to the present, Mr. Wright has served as Chairman of GRC International, Inc., a research and technical support provider. From 1996 to the present, Mr. Wright has also served as Chairman and Chief Executive Officer of AmTec, Inc., a provider of telecommunications and Internet protocol services. From 1995 to the present, Mr. Wright served as Co-Chairman for Baker & Taylor Holdings, Inc., a book and video distribution company, and is Vice Chairman of Jefferson Consulting Group. From 1989 to 1994, Mr. Wright was Vice Chairman, Executive Vice President and Director of W.R. Grace & Company, an international specialty chemicals and healthcare company, Chairman of Grace Energy Company and President of Grace Environmental Company. From 1982 to 1989, he served as the Director and Deputy Director of the Federal Office of Management and Budget (OMB) during the Reagan Administration, and the Deputy Secretary of the Department of Commerce from 1981 to 1982. He is a board member of PanAmSat Corporation, AmTec, Inc., GRC International, Inc. and Cazeus Technology Partners, Inc. Mr. Wright received his Professional Engineering Degree from the Colorado School of Mining and his Masters Degree in Industrial Administration from Yale.

BOARD OF DIRECTORS

    Our Bylaws authorize between seven and thirteen directors, the exact number to be fixed by the board of directors. The size of the board of directors is currently set at eleven. Our Articles of Incorporation and Bylaws also provide for a classified board. Under a classified board, each director is elected to one of three classes. Each year the terms of only one of the three classes expire. As a result, it would take two years to replace a majority of the board.

COMMITTEES OF THE BOARD OF DIRECTORS

    EXECUTIVE COMMITTEE. The Executive Committee currently comprises Robert J. Hicks, Bradley D. Nullmeyer, Randall L. Tobias and Joseph R. Wright and oversees the strategic direction of the company while making recommendations to the board on such matters. The Executive Committee is also charged with recruiting and nominating board members as well as reviewing board structure and compensation matters.

    AUDIT COMMITTEE. The Audit Committee currently comprises Joseph R. Wright, Dr. Ralph Snyderman and Robert J. Thompson. The board of directors has adopted a written charter governing the operation of the Audit Committee. The charter requires that members of the Audit Committee be independent and prescribes procedures to be followed by the Audit Committee. The Audit Committee reviews and recommends to the board our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be used for our financial statements. The Audit Committee makes recommendations to the board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants.

    COMPENSATION COMMITTEE. The Compensation Committee currently comprises Randall L. Tobias, Jack F. Kemp, and Dr. Ralph Snyderman, and is charged with reviewing and making recommendations to the board covering the policies, practices and procedures relating to the compensation and benefits of officers and managerial employees.

    CORPORATE GOVERNANCE AND ETHICS COMMITTEE. The Corporate Governance and Ethics Committee currently comprises Regina E. Herzlinger and Dr. Bruno Lassus and reviews and makes recommendations to the board of directors on our business practices as they relate to our corporate governance and ethical policies and our board and senior management.

DIRECTOR COMPENSATION

    Generally, upon completion of this offering, directors will receive $1,000 per in person board meeting and $500 per telephonic meeting. They are also entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. Upon completion of this offering, outside directors generally will receive compensation aggregating $90,000 annually ($102,500 as the chairperson of a board committee). This compensation will be paid to the board members as follows: (1) $50,000 ($62,500 as chairperson of a board committee) in common shares; and (2) $40,000 in options to purchase common shares. The common shares will be valued utilizing a trailing 20-day market average. The options will have an exercise price based on the fair market value on the date of grant and the number of shares underlying options will be determined using the Black-Scholes model. Directors will be eligible to defer their common shares under a deferred compensation plan, the terms of which will be recommended by the compensation committee of the board and approved by the board in April 2000. In the event that a director elects not to receive common shares for the first component of her or his annual compensation, such director shall only be entitled to receive $40,000 for service as a director or $50,000 for service as a chairperson of a board committee.

    In June 1998, directors Kemp, Wright and Thompson were granted 250,000 options each at an exercise price of $.125 per share under the 1997 Plan. Effective June 15, 1999, the unvested portion of these shares (150,000 shares each) was forfeited. Effective June 15, 1999, each of the aforementioned directors were granted an option to purchase 150,000 shares under the 1999 Plan at an exercise price of $.896 per share. The options vest over a three-year period, with 30,000 shares vesting on June 15, 1999 and the remainder vesting 33 1/3% as of June 15 each year so that options will be fully vested after a three-year period from date of grant.

    In November 1999, directors Herzlinger, Snyderman and Tobias were each awarded a 50,000 share restricted stock grant valued at $1.50 per share to vest equally over a three-year period. In early 2000, directors Herzlinger and Snyderman each received a loan of $37,500 to pay anticipated taxes on their grant of restricted stock. Those notes bear interest at an annual rate of 6.2% rate and are payable at the earlier of five years or the date their restricted shares are sold.

    Option grants under the 1999 Plan to Jack F. Kemp, Joseph R. Wright, Jr. and Robert J. Thompson and restricted share grants to Regina E. Herzlinger,
Dr. Ralph Snyderman and Randall L. Tobias were made at an exercise price or value reflecting the fair market value of our common shares on that date as determined by the board of directors after taking into account our financial results and prospects. Option grants under the 1997 Plan were made at below fair market value.

    In March 2000, Regina E. Herzlinger, Jack F. Kemp, Randall L. Tobias and Joseph R. Wright received option grants under the 2000 Option Plan for 8,000 shares each at an exercise price equal to the initial public offering price and 15,625 common shares each. In March 2000, Bradley D. Nullmeyer,
Bruno M. Lassus, Dr. Ralph Snyderman and Robert J. Thompson received option grants under the 2000 Option Plan for 8,000 shares each at an exercise price equal to the initial public offering price and 12,500 common shares each. These options vest over a four-year period beginning January 1, 2000.

    All restricted share and option grants to board members fully vest in the event of a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Before establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more directors serving as an executive officer of RealMed.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our Articles and Bylaws contain certain indemnification provisions providing that directors, officers and certain employees and agents will be indemnified against expenses reasonably incurred by them in a claim or proceeding brought against them or threatened because of their capacity as such. We will not indemnify a director, officer, employee or agent if a court or the board of directors finds that he or she breached his or her duties through recklessness or willful misconduct. Indiana law also allows a corporation to pay for or reimburse reasonable expenses a director, officer, employee or agent incurs defending any action before the final court decision under certain conditions, including repayment of any amount paid by us if it is ultimately determined that the director, officer, employee or agent is not entitled to indemnification. The indemnification authorized by the Articles and Bylaws is in addition to all rights to indemnification granted by Indiana law, and in no way limits the indemnification provisions in the statute.

    We carry an insurance policy for the protection of our officers and directors against any liability asserted against them in their official capacity.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation earned for services to us by our chief executive officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 1999 and who were serving as executive officers at the end of 1999 (collectively, the Named Executive Officers).

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                           AWARDS
                                                                 --------------------------
                                         ANNUAL COMPENSATION                    SECURITIES
                                       -----------------------    RESTRICTED    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION            SALARY(1)(2)    BONUS     STOCK AWARDS   OPTIONS/SAR   COMPENSATION
---------------------------            ------------   --------   ------------   -----------   ------------
Robert J. Hicks......................    $250,000      $   --       250,000(3)   1,000,000          --
  Chairman and Chief Executive
  Officer

Timothy P. Bird......................     125,000      10,000           N/A        200,000          --
  Executive Vice President and Chief
  Technology Officer

Gary P. Hutchcraft...................     150,000      22,500           N/A        450,000          --
  Executive Vice President, Chief
  Financial Officer & Treasurer

Keith M. Given.......................     115,000      20,250       125,000(3)     500,000          --
  Executive Vice President, Business
  Development

Scott E. Herbst......................     115,000       8,000           N/A        450,000          --
  Executive Vice President, General
  Counsel & Secretary

------------------------

(1) Annual salaries are based on a full year's compensation. These executives began employment with RealMed at various dates during 1999.

(2) The compensation amounts noted above for Robert J. Hicks, Keith M. Given and Scott E. Herbst were paid by RealMed to The CIT Group, Inc., who was acting as the employer for these individuals and paying the individuals directly. Mr. Given resigned from The CIT Group, Inc. on January 1, 2000 and
    Mr. Herbst resigned from The CIT Group, Inc. on April 1, 2000. Mr. Hicks will resign from The CIT Group, Inc. effective with this offering.

(3) These shares were received as restricted stock awards that vest over a three-year period commencing June 15, 1999.

OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1999

    The following table sets forth certain information for the year ended December 31, 1999 with respect to grants of stock options to each of the Named Executive Officers. All options granted in 1999 were granted under the 1999 Plan. These options have a term of 10 years. See "--Employee Benefit

Plans" for a description of the material terms of these options. We granted options to purchase common shares and issued common shares pursuant to restricted stock awards equal to a total of 6,599,389 shares during 1999. This amount includes 6,074,389 shares underlying options granted and 525,000 shares issued pursuant to restricted stock awards. Options were granted at an exercise price equal to the fair market value of our common shares, as determined in good faith by the board of directors. The board of directors determined the fair market value based on our prospects and the share price derived from arms-length transactions. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common shares appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                                      NUMBER OF    % OF TOTAL                                  OF STOCK PRICE
                                      SECURITIES    OPTIONS                                APPRECIATION FOR OPTION
                                      UNDERLYING   GRANTED TO   EXERCISE                            TERM
                                       OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ---------------------------
NAME                                   GRANTED      IN 1999     PER SHARE      DATE           5%            10%
----                                  ----------   ----------   ---------   ----------   ------------   ------------
Robert J. Hicks.....................  1,000,000       16.5%      $0.896      06/15/09     $1,459,490     $2,323,993
Timothy P. Bird.....................    200,000        3.3        0.896      10/01/09        291,898        464,799
Gary P. Hutchcraft..................    450,000        7.4        0.896      07/31/09        656,770      1,045,797
Keith M. Given......................    500,000        8.2        0.896      06/15/09        729,745      1,161,997
Scott E. Herbst.....................    450,000        7.4        0.896      07/31/09        656,770      1,045,797

Excluded in the above totals for Mr. Hicks and Mr. Given are 250,000 and 125,000 of restricted stock awards, respectively.

AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

    The following table sets forth information with respect to the Named Executive Officers concerning the unexercisable options held as of December 31, 1999. The value of in-the-money options is based on an assumed offering price of per share, net of the option exercise price.

                                                         NUMBER OF SECURITIES
                                                          UNDERLYING OPTIONS         VALUE OF UNEXERCISED IN-
                                 SHARES                       UNEXERCISED                THE-MONEY OPTIONS
                                ACQUIRED                 AT DECEMBER 31, 1999          AT DECEMBER 31, 1999
                                   ON       VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            --------   --------   -----------   -------------   -----------   -------------
Robert J. Hicks...............     --         --           --         1,000,000           --
Timothy P. Bird...............     --         --           --           200,000           --
Gary P. Hutchcraft............     --         --           --           450,000           --
Keith M. Given................     --         --           --           500,000           --
Scott E. Herbst...............     --         --           --           450,000           --

EMPLOYMENT AGREEMENTS

    In 1999, we entered into employment agreements with each of the previously mentioned Named Executive Officers. Each employment agreement has a five-year term and provides for an annual salary, option award and severance in the event of termination without cause, including a change in control of RealMed. Each employment agreement also contained a non-compete clause following termination of employment.

    Mr. Hicks' employment agreement provides for an annual base salary of $250,000, an option to purchase 1,000,000 shares under the 1999 Plan at an exercise price of $.896 vesting equally over a four-year period, 250,000 restricted shares to be earned equally over a three-year period, $1,000,000 lump-sum cash payment and full and immediate vesting of options and restricted shares in the event of termination without cause or a change in control, and a two-year covenant not to compete after termination.

    Mr. Bird's employment agreement provides for an annual base salary of $125,000 plus a $60,000 annual bonus, an option to purchase 200,000 shares under the 1999 Plan at an exercise price of $.896 vesting equally over a four-year period, 50% of annual base salary and bonus as a lump-sum cash payment and full and immediate vesting of options in the event of termination without cause or a change in control, and a two-year covenant not to compete after termination.

    Mr. Hutchcraft's employment agreement provides for an annual base salary of $150,000 plus a $25,000 annual bonus, an option to purchase 450,000 shares under the 1999 Plan at an exercise price of $.896 vesting equally over a four-year period, 150% of annual base salary and bonus as a lump-sum cash payment and full and immediate vesting of options in the event of termination without cause or a change in control, and a two-year covenant not to compete.

    Mr. Given's employment agreement provides for an annual base salary of $115,000 plus a 50% annual bonus, an option to purchase 500,000 shares under the 1999 Plan at an exercise price of $.896 vesting equally over a four-year period, 125,000 restricted common shares to be earned equally over a three-year period, $500,000 lump-sum cash payment and full and immediate vesting of options and restricted shares in the event of termination without cause or a change in control and a two-year covenant not to compete.

    Mr. Herbst's employment agreement provides for an annual base salary effective April 1, 2000, of $120,750 plus a $36,225 annual bonus, 450,000 options under the 1999 Plan at an exercise price of $.896 vesting over a four-year period, 150% of annual base salary and bonus as a lump-sum cash payment and full and immediate vesting of options in the event of termination without cause or a change in control and a two-year covenant not to compete after termination.

    Upon completion of this offering, Mr. Hicks employment agreement will be modified to increase his annual base salary to $250,000 with a 100% annual bonus opportunity. Mr. Hicks termination payment will be changed to 150% of his annual base salary and bonus. In addition, Mr. Hicks will be granted an option to purchase 1,250,000 shares at the initial public offering price, with a four-year vesting schedule beginning January 1, 2000, and full and immediate vesting upon a change in control.

    The board has also authorized modifications to the other Named Executives Officers' employment agreements, which will provide for a 60% of annual base salary bonus, a termination payment of 150% of the Named Executive Officer's annual base salary and bonus, full and immediate vesting of any options or restricted shares in the event of a change in control and the following salaries and option grants at the initial public offering price with a four-year vesting schedule beginning January 1, 2000:

NAME                                                           SALARY    OPTION TO PURCHASE SHARES
----                                                          --------   -------------------------
Timothy P. Bird.............................................  $180,000       1,150,000 shares
Gary P. Hutchcraft..........................................  $165,000         900,000 shares
Keith M. Given..............................................  $145,000         725,000 shares
Scott E. Herbst.............................................  $145,000         900,000 shares

EMPLOYEE BENEFIT PLANS

    THE REALMED CORPORATION 1997 EMPLOYEE STOCK OPTION AND INCENTIVE PLAN. In December 1997 the board adopted, and our shareholders approved, the 1997 Plan. We reserved for issuance 12,000,000 shares (as adjusted for the 4 for 1 stock split in May 1998) under the 1997 Plan. As of February 29, 2000, 794,168 shares were subject to issuance on the exercise of options granted under the 1997 Plan. The weighted average exercise price per share of the outstanding options was $.125. The board discontinued further issuances of stock options under the 1997 Plan in June 1999 upon adoption of the 1999 Plan. Unless terminated sooner, the 1997 Plan will terminate automatically in December 2007. The 1997 Plan provides for the discretionary grant of incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code of 1986 (the Code) to employees and for the grant of nonstatutory stock options to employees, directors, consultants and independent contractors of RealMed or its affiliated and related companies.

    The board or a committee of the board (as applicable, the Administrator) administers the 1997 Plan. The Administrator has the power to determine the terms of the options granted, including the exercise price of the options, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no option previously granted under the 1997 Plan is adversely affected without the optionee's consent.

    The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common shares on date of grant. The exercise price of nonstatutory stock options under the 1997 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance--based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the common shares on date of grant. The term of all options granted under the 1997 Plan may not exceed ten years. Options generally vest 25% in the first year and 1.5625% each month thereafter so that options are fully vested after a five-year period from date of employment.

    Options granted under the 1997 Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1997 Plan must generally be exercised within 90 days after the end of the optionee's status as an employee within six months after such optionee's termination by disability or one year after the optionee's death, but in no event later than the expiration of the option's term.

    The 1997 Plan provides that options and restricted stock shall immediately vest in the event of certain changes in control that are not approved by a majority of our board of directors, including: (1) an agreement by a third party to purchase 50% of our voting stock; (2) a transaction which results in the removal of the majority of the board; or (3) our shareholders approval of a transaction which results in RealMed no longer being an independent entity. The 1997 Plan allows for RealMed to provide for accelerated vesting in other circumstances.

    In July 1999, we determined that the exercise price of incentive stock options issued under the 1997 Plan was not at fair market value thus making these options nonstatutory options. In November 1999, the board approved a plan whereby participants in the 1997 Plan who had received options intended to qualify as incentive stock options could forfeit their options under the 1997 Plan for an option to purchase a similar number of shares under the 1999 Plan at an exercise price of $.896 (considered to be fair market value at date of grant) and a grant date of September 30, 1999. Vesting of these shares under the 1999 Plan would remain the same as under the 1997 Plan. Any options not forfeited would remain under the same terms and conditions of the 1997 Plan but would be considered nonstatutory stock options.

    THE REALMED CORPORATION 1999 EMPLOYEE STOCK OPTION AND INCENTIVE PLAN. In June 1999, the board adopted, and our shareholders approved, the 1999 Plan. We reserved for issuance 10,000,000 shares under the 1999 Plan. As of February 29, 2000, options to purchase 5,636,766 shares were outstanding under the 1999 Plan. The weighted average exercise price per share of the outstanding options was $.994. Unless terminated sooner, the 1999 Plan will terminate automatically in December 2009. The 1999 Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Code, to employees and for the grant of nonstatutory stock options to employees, directors, consultants and independent contractors of RealMed or its affiliated and related companies.

    The Administrator may administer the 1999 Plan. The Administrator has the power to determine the terms of the options granted, including the exercise price of the options, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1999 Plan, provided that no option previously granted under the 1999 Plan is adversely affected without the optionee's consent.

    The exercise price of all incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the common shares on date of grant. The exercise price of nonstatutory stock options under the 1999 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the common shares on date of grant. The term of all options granted under the 1999 Plan might not exceed ten years. Options generally vest either 25% each year so that options are fully vested after a four-year period from date of grant or 20% each year so that options are fully vested after a five-year period from date of grant.

    Options granted under the 1999 Plan are generally not transferable by the optionee. Options granted under the 1999 Plan must generally be exercised within 90 days after the end of the optionee's status as an employee or within six months after such optionee's termination by disability or one year after the optionee's death, but in no event later than the expiration of the option's term.

    The 1999 Plan provides that options and restricted stock shall immediately vest in the event of certain changes in control that are not approved by a majority of our board of directors, including: (1) an agreement by a third party to purchase 50% of our voting stock; (2) a transaction which results in the removal of the majority of the board; and (3) our shareholders approval of a transaction which results in RealMed no longer being an independent entity.

    THE REALMED CORPORATION 2000 EMPLOYEE STOCK OPTION AND INCENTIVE PLAN. In March, 2000, the board authorized the compensation committee to develop the 2000 Incentive Plan reserving for issuance 5,600,000 shares. We are seeking shareholder approval of the 2000 Plan in April, 2000. Terms will be similar to the 1999 Plan except the initial exercise price will be at the initial public offering price and thereafter options will be granted at fair market value.

    THE REALMED 401(K) SAVINGS AND INVESTMENT PLAN. All of our full time employees are eligible to participate in the tax-qualified employee savings and retirement plan (the 401(k) Plan). Under the 401(k) Plan, eligible employees may defer up to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits us to make additional discretionary matching contributions on behalf of all our employee participants in the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code, as amended, so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. Contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) Plan, at the discretion of each participant, invests the assets of the 401(k) Plan in any number of investment options.

                              CERTAIN TRANSACTIONS

    The following is a description of material transactions we entered into with directors, executive officers and holders of 5% or more of our stock or with any immediate family member of one of those people. We have only listed transactions with a value in excess of $60,000. This description does not include compensation agreements and other arrangements, which are described in "Management."

TRANSACTIONS WITH DIRECTORS AND THEIR AFFILIATES

    In January 1997, we sold 9,414,114 shares of stock to Robert B. Peterson, one of our directors, and 9,414,114 shares to Mark A. Morris, one of our directors, for $1,000 aggregate consideration. In May 1998, we borrowed from Robert B. Peterson $150,000 in exchange for a demand note at 4.0% interest, which remains outstanding. In January 1999, we issued 17,720 shares to Jefferson Consulting Group and 17,719 shares to Jefferson Government Relations as payment for consulting services to each of them, for $1.06 per share. Robert J. Thompson serves as an officer for each of those entities and Joseph R. Wright serves as an officer of Jefferson Consulting Group. On June 15, 1999, we sold 100 shares to Newcourt Financial USA Inc. at $.90 per share. Robert Hicks served on Newcourt Financial USA Inc.'s board and as an executive officer at that time.

    From June through October of 1998, we sold a total of 1,590,667 shares to JLT, L.P., an affiliate of Rollin M. Dick and a 5% shareholder, for $.94 per share. We borrowed a total of $1,250,000 from JLT, L.P. during early 1999 in exchange for notes at 10.0% interest. All of the notes were satisfied through the exercise of warrants in June 1999. We issued a warrant to JLT, L.P. for 1,375,000 shares in April 1999. In 1999, we issued to JLT, L.P., (1) 1,375,000 shares as a loan commitment fee; (2) an additional 1,375,000 shares upon exercise of the above warrant, and (3) 1,060,455 shares for its payment of a $1,000,000 bank loan to RealMed, all at $.94 per share.

    In April 2000, an Indianapolis-based general partnership purchased
$2.0 million of common shares. Mr. Thomas Hicks, brother of Robert J. Hicks, our Chief Executive Officer, is one of the general partners of the general partnership.

TRANSACTIONS WITH EXECUTIVE OFFICERS

    Mr. Hicks obtained a loan from us in the amount of $99,709 as of December 31, 1999, payable at the earlier of five years, an initial public offering or the sale of his restricted shares. The note bears interest at a 6.2% annual rate. Mr. Hutchcraft obtained an interest-free loan from us in the amount of $34,000 on August 17, 1999, payable at the earlier of his termination of employment or July 31, 2001. Mr. Given obtained a loan from us in the amount of $49,571 as of December 31, 1999, payable at the earlier of five years, an initial public offering or the sale of his restricted shares. The note bears interest at a 6.2% annual rate.

TRANSACTIONS WITH 5% SHAREHOLDERS

    FINNO SCA. In April 1997, Finno SCA, a 5% shareholder, subscribed for 3,357,003 shares at $.82 per share which were issued in 1998. In October 1997, we issued 285,258 shares to an affiliate of Finno SCA for $.88 per share. In January 1998, we issued 1,711,567 shares to an affiliate of Finno SCA for $.88 per share. In June 1998, we borrowed $160,000 from an affiliate of Finno SCA in exchange for a note at 4.0%, interest due December 31, 1998. The note was satisfied in February 1999 through a rollover to a new convertible note at 8.0% interest in the amount of $164,401, which was due January 12, 2000. In
June 1999, we issued 174,338 shares upon conversion of the convertible note at $.94 per share.

    In June 1998, we borrowed $160,000 from another affiliate of Finno SCA at 4.0% interest, which was due December 31, 1998. In October 1998, we borrowed $200,000 from an affiliate of Finno SCA at 4.0% interest, which was due
December 31, 1998. These notes were satisfied through a rollover to a new convertible note in February, 1999, which provided an additional $200,000 in financing. In June 1999, we issued to affiliate of Finno SCA 601,212 shares upon conversion of the convertible note.

    In February of 1999, we issued a warrant to an affiliate of Finno SCA for 191,489 shares. In June of 1999, this warrant was exercised at $.94 per share.

    GEMPLUS SA. In August 1997, we issued 3,200,000 shares to GemPlus SA, a 5% shareholder, for $.94 per share. In November 1998, we borrowed $4,180,847 from GemPlus SA in exchange for a convertible secured note at 8.0% interest due November 13, 2001. In June 1999, the note was satisfied through a rollover to a new nonconvertible secured note in the amount of $4,285,797 at 12.0% interest due December 15, 2002. In January, 1999 we borrowed $350,000 from GemPlus SA in exchange for a convertible note with 4.0% interest, which was due January 12, 2000. In March 1999, we borrowed $100,000 from GemPlus SA in exchange for two convertible notes for $50,000 each at 8.0% interest, which were due January 12, 2000. In March 1999, we issued two warrants to GemPlus SA for an aggregate of 21,276 shares. In June 1999, GemPlus SA converted the three convertible notes and exercised the warrants it held at $.94 per share and received 477,200 shares and 21,276 shares, respectively.

    THE CIT GROUP, INC. In June 1999, The CIT Group, Inc. provided us with a $17.5 million convertible revolving line of credit, earning 8.0% interest per annum. The principal and interest amount outstanding is due upon the earlier of the demand of the lender after an initial public offering or June 15, 2003. We are entitled to draw against the line of credit so long as Robert J. Hicks as Chief Executive Officer certifies that we are in compliance with regularly updated business plans. If Mr. Hicks ceases to be chief executive officer of RealMed, the line is still available, but it is subject to additional verification procedures. Under the terms of this agreement, we are prohibited from granting any lien on any of our assets other than purchase money security interests granted by us. In the event Mr. Hicks ceases to be the Chief Executive Officer, changes to the business plan are required to be approved by The CIT Group, Inc. At any time, The CIT Group, Inc. has the right to apply the amount owed to exercise a warrant for common shares at a price of $.896 per share. In the event that The CIT Group, Inc. wishes to purchase more than is due under the line, The CIT Group, Inc. may purchase up to an aggregate amount of $17.5 million of our common shares at the $.896 per share by simply paying RealMed in cash for the balance. We expect The CIT Group, Inc. to fully convert its warrant immediately prior to this offering.

    In January 2000, The CIT Group, Inc. provided the 2000 CIT Line of Credit, a $10,000,000 line of credit at 15.0% interest. The line has a fee equal to the greater of 0.5% of our market capitalization at the initial public offering date or $1,000,000, which is payable in stock or cash at the option of The CIT
Group, Inc. The line is due upon the earlier of our initial public offering or December 31, 2002. No funding has occurred to date through this line.

OTHER RELATED PARTY TRANSACTIONS

    RealMed and Eclipse America Corporation are related parties because an officer and shareholder of RealMed is the owner of Eclipse America. In January 1997, we purchased from Eclipse America, owned at the time by Mark A. Morris and Robert B. Peterson, certain intellectual property, including technology representing the core unit of the RealMed Network, for $1,250,000.

    In June 1998, we paid approximately $650,000 to Eclipse America as a recruiting fee for securing employment of certain Eclipse America employees.

    Effective June 15, 1999, we entered into an agreement with Eclipse America whereby transactions between the parties are limited to a monthly lease obligation of $14,400, a sublease for office space, and compensation for contracted services provided by employees of Eclipse America. The $16,000 equipment lease payment obligation terminates upon the earlier of March 31, 2003 or upon an initial public offering.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of our common shares as of March 31, 2000 and as adjusted to reflect the sale of the common shares in this offering by:

    - each person who is known by us to beneficially own more than 5% of our common shares;

    - each director;

    - each of the Named Executive Officers; and

    - all directors and executive officers as a group.

    Shares that a person or entity has the right to acquire by July 31, 2000 are considered to be outstanding in calculating the percentage ownership of the person or entity but are not considered to be outstanding for any other person or entity.

                                                                   SHARES BENEFICIALLY OWNED
                                                         ---------------------------------------------
                                                                         PERCENTAGE
                                                                           BEFORE     PERCENTAGE AFTER
NAME AND ADDRESS(1)                                        NUMBER         OFFERING        OFFERING
-------------------                                      ----------      ----------   ----------------
The CIT Group, Inc.....................................  19,531,350(2)      34.0%               %
  Two Gatehall Drive
  Parsippany, New Jersey 07054
GemPlus SA.............................................   4,647,000          8.1
  Suite 300
  3 Lagoon Drive
  Redwood City, California 49065-1566
Centro Asset Management, Ltd...........................   5,713,455(3)      10.0
  c/o Centro Internationale
  Handelsbank AG
  P.O Box 272
  A1015 Vienna
JLT, L.P...............................................   7,289,344(4)      12.7
  9085 East State Road 334
  Zionsville, IN 46077
Robert J. Hicks........................................     532,000(5)       0.9
Robert B. Peterson.....................................   8,391,556(6)      14.6
Mark A. Morris.........................................   8,418,794(7)      14.7
Timothy P. Bird........................................          --(8)        --
Gary P. Hutchcraft.....................................     112,500(9)       0.2
Keith M. Given.........................................     166,666(10)      0.3
Scott E. Herbst........................................     120,833(11)      0.2
Regina E. Herzlinger...................................      15,625(12)       --
Jack F. Kemp...........................................     185,625(13)      0.3
Dr. Bruno M. Lassus....................................      12,500(14)       --
Bradley D. Nullmeyer...................................      12,500(14)       --
Dr. Ralph Snyderman....................................      12,500(12)       --
Robert J. Thompson.....................................     293,455(13)      0.5
Randall L. Tobias......................................      15,625(12)       --
Joseph R. Wright.......................................     185,625(13)      0.3
All Executive Officers and Directors as a group (17      42,654,154(14)     74.4
  persons).............................................

------------------------

(1) Except as otherwise indicated below, the address for each executive officer and director is 510 E. 96(th) Street, Suite 400, Indianapolis, Indiana 46240.

(2) Represents 19,531,250 shares issuable upon conversion of $17.5 million under the 1999 CIT Line of Credit.

(3) These shares were formerly held by three affiliated entities represented by Finno SCA.

(4) Represents shares owned by JLT, L.P. of which Mr. Rollin Dick is the general partner. Includes shares subject to immediately exercisable options to purchase 944,111 common shares from each of Mr. Peterson and Mr. Morris.

(5) Includes 250,000 shares issuable upon exercise of vested options and 82,000 restricted shares. Includes 200,000 shares for which Mr. Hicks has an immediately exercisable option to purchase shares from Messrs. Peterson and Morris. Does not include 164,000 unvested restricted shares and 2,000,000 common shares issuable upon exercise of options that have not vested.

(6) Does not subtract 1,044,111 common shares owned by Mr. Peterson as to which he has granted an immediately exercisable option to purchase shares to Mr. Hicks and JLT, L.P.

(7) Does not subtract 1,044,111 common shares owned by Mr. Morris as to which he has granted an immediately exercisable option to purchase shares to Mr. Hicks and JLT, L.P.

(8) Does not include 1,350,000 common shares issuable upon exercise of options that have not been vested.

(9) Includes 112,500 shares issuable upon exercise of vested options. Does not include 1,237,500 common shares issuable upon exercise of options that have not vested.

(10) Includes 125,000 shares issuable upon exercise of vested options and 41,666 restricted shares. Does not include 83,334 unvested restricted shares and 1,100,000 common shares issuable upon exercise of options that have not vested.

(11) Includes 120,833 shares issuable upon exercise of vested options. Does not include 1,229,167 common shares issuable upon exercise of options that have not vested.

(12) Does not include 50,000 unvested restricted shares and 8,000 common shares issuable upon exercise of options that have not vested.

(13) Includes 170,000 common shares issuable upon exercise of vested options. Does not include 88,000 common shares issuable upon exercise of options that have not vested.

(14) Includes shares beneficially owned by The CIT Group, Inc. and GemPlus SA since Messrs. Nullmeyer and Lassus are their board nominees, respectively.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    We have 450,000,000 common shares and 50,000,000 preferred shares authorized. The following summary of certain provisions of our capital stock describes all material provisions of our Amended and Restated Articles of Incorporation and Bylaws. This summary, however, does not purport to be complete and is subject to, and qualified in its entirety by, the Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part and by the provisions of applicable law.

COMMON SHARES

    As of December 31, 1999, there were 56,453,188 common shares outstanding, no par value, assuming the conversion of $17.5 million under the 1999 CIT Line of Credit into 19,531,250 common shares. Each outstanding common share is entitled to one vote on all matters submitted to a vote of the shareholders, including election of directors. There is no cumulative voting in the election of directors. The issued and outstanding common shares are, and the common shares offered by this prospectus will be, validly issued, fully paid and nonassessable upon payment for the shares. The holders of outstanding common shares are entitled to receive dividends out of funds legally available therefor at a time and in amounts as the board may from time to time determine. See "Dividend Policy." The common shares are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of RealMed, the holders of common shares are entitled to receive on a pro rata basis our assets that are legally available for distribution, after payment of all debts and other liabilities.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION,
  BYLAWS AND RIGHTS AGREEMENT

    Our Amended and Restated Articles of Incorporation and Bylaws contain provisions that may deter an attempt to change or gain control of RealMed. As a result, you may be deprived of opportunities to sell some or all of your common shares at prices that represent a premium over the market prices. These provisions include:

    - the existence of blank check preferred stock;

    - staggered terms for directors;

    - restrictions on the ability to change the number of directors;

    - restrictions on the ability to remove a director;

    - fair price provisions; and

    - supermajority voting requirements.

    Our board has adopted a Rights Agreement, which is generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of RealMed to negotiate with the board of directors. Under the Rights Agreement, the board has declared a dividend distribution of one right for each outstanding RealMed common share. A right will attach to each common share issued. Each right entitles the holder to
purchase from RealMed one common share at a price of $      per share (subject
to adjustment to prevent dilution). Initially, the rights will not be exercisable. The rights become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (a RealMed Acquiring Person) has acquired beneficial ownership of 15% or more of the outstanding RealMed common shares (or a 10% acquiror who is determined by our board to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in any person or group becoming a RealMed Acquiring Person. Two of our largest shareholders who already own more than 15% of our outstanding common shares, The CIT Group, Inc. and GemPlus SA, are excluded from the definition of RealMed Acquiring Person under the Rights Agreement. Therefore, transactions with those shareholders would not trigger the
exercisability of the rights. The RealMed Rights Agreement expires May   , 2010.

INDIANA STATUTES

    BUSINESS COMBINATION STATUTE. In the event any person acquires 10% of our common shares, or becomes an "Interested Shareholder," then, for a period of five years after such acquisition, Indiana law prohibits certain business combinations between us and that shareholder, with certain exceptions. We can enter into business combinations with that shareholder if:

    - our board approves of the shareholder's acquisition of the shares before the shareholder acquires the shares; or

    - our board approves of the business combination.

    After a five-year period, we are permitted to enter into only the following three types of business combinations with that shareholder:

    - a business combination approved by our board before the acquisitions of common shares by the shareholder;

    - a business combination approved by holders of a majority of the common shares not owned by the shareholder; and

    - a business combination in which all our shareholders receive a price for their common shares at least equal to a formula price based on the highest price per common share paid by the interested shareholder.

    INDIANA CONTROL SHARE ACQUISITION STATUTE. Certain accretions of voting power may result in an acquiring shareholder losing the right to vote the common shares acquired. To avoid this loss of voting rights, a majority of the disinterested common shareholders may approve the exercise of the vote. If authorized by an appropriate provision of an Indiana corporation's articles of incorporation or by-laws adopted prior to the time a person becomes an interested shareholder, the person may be permitted to redeem the acquiring shareholder's common shares. We have not adopted such redemption provisions.

    These provisions of Indiana law discussed above do not apply with respect to the acquisition of our convertible notes or the acquisition of common shares upon conversion of the convertible notes.

TRANSFER AGENT AND REGISTRAR

    Equiserve Trust Company NA has been appointed as transfer agent and registrar for our common shares.

LISTING

    We are applying to have our common shares listed for quotation on the Nasdaq National Market under the symbol "RMED."

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our shareholders sell substantial amounts of common shares, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common shares could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

    Upon completion of this offering, we will have outstanding an aggregate of common shares, assuming no exercise of the underwriters' over-allotment option in the concurrent underwritten offering and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in
Rule 144 under the Securities Act. This leaves          shares eligible for sale
in the public market as follows:

NUMBER OF SHARES                                                      DATE
               ...............................  After 90 days from the date of this prospectus.

               ...............................  After 180 days from the date of this prospectus
                                                (subject, in some cases, to volume limitations).

               ...............................  At various times after 180 days from the date of this prospectus (subject, in some cases, to
                                                volume limitations).

LOCK-UP AGREEMENTS

    Each of our directors and officers and certain other shareholders of RealMed have agreed with Donaldson, Lufkin & Jenrette Securities Corporation, for a period of 180 days after the date of this prospectus, not to:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares of any securities convertible into or exercisable or exchangeable for common shares; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.

    Donaldson, Lufkin & Jenrette Securities Corporation may choose to release some of these shares from such restrictions prior to the expiration of the 180- to 360-day "lock-up" period, although it has no current intention of doing so.

RULE 144

    Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted common shares for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell a number of the shares within any three-month period equal to the greater of:

    - 1% of the then outstanding shares of the common shares; or

    - the average weekly reported volume of trading of the common shares on the Nasdaq National Market during the four calendar weeks preceding such sale.

    Immediately after the offering, 1% of our outstanding common shares would
equal approximately       shares. Under Rule 144, restricted shares are subject
to manner of sale and notice requirements and requirements as to the availability of current public information concerning RealMed.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell such shares without regard to the volume or other limitations of Rule 144 just described.

RULE 701

    Immediately after this offering, there will be options to purchase approximately 11,419,934 common shares outstanding, based on the number of options outstanding as of February 29, 2000. Subject to the provisions of the lock-up agreements described above, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act. Rule 701 permits non-affiliates to sell their shares without having to comply with the volume, holding period or other limitations of Rule 144 and permits affiliates to sell their shares without having to comply with the holding period limitation of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, shortly after this offering, we intend to file a registration statement on Form S-8 covering the 15,768,168 common shares reserved for issuance under the 1997 Plan, the 1999 Plan and the 2000 Plan. Common shares registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions with us or the lock-up agreements described above.

REGISTRATION RIGHTS

    After this offering, the holders of approximately 4.0 million common shares will be entitled to demand that we register these shares under the Securities Act. Under the terms of the agreements between us and the holders of these shares, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to:

    - notice of registration;

    - include their common shares in the registration; and

    - specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense to register their common shares.

    Further, some of the holders of these demand registration rights may require us to file additional registration statements. All of the registration rights are subject to conditions and limitations, including:

    - the right of the underwriters of an offering to limit the number of shares included in the registration; and

    - our right not to effect a requested registration within sixty days following the effectiveness of a registration statement in connection with a public offering of our securities for cash.

    After this offering, the holders of approximately       common shares may be
entitled to piggy-back registration rights. Generally, these shareholders have the right, should we propose to register any of our common shares, to request that we include their common shares in such registration, subject to an underwriter's right to limit the number of shares included in an underwritten primary offering.

                              PLAN OF DISTRIBUTION

    We are offering       common shares to certain payers who have signed
letters of understanding to utilize the RealMed Network.

    Subject to the terms and conditions of purchase agreements, the payers have severally agreed to purchase from us the respective number of shares of common stock set forth in those purchase agreements.

    The purchase agreements provide that the obligations of the several purchasers to purchase and accept delivery of the shares of common stock included in this offering are subject to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the listing of the common shares for quotation on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us.

    Donaldson, Lufkin & Jenrette Securities Corporation is acting as the placement agent in connection with the concurrent offering. The placement agent
will receive a fee of $     . RealMed will indemnify the placement agent against
certain liabilities, including liabilities under the Securities Act of 1933.

    We have agreed to indemnify the placement agent against liabilities, including liabilities under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities, if any.

    For a period ending 180 days from the date of this prospectus, we and our shareholders have agreed not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

    - offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares, whether any such transaction described above is to be settled by delivery of common shares or other securities, in cash or otherwise.

    In addition, during such lock-up period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and shareholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any common shares or any securities convertible into or exercisable or exchangeable for common shares without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

    Prior to this offering, no public market has existed for our common shares. We will negotiate the initial public offering price for our common shares with the underwriters' representatives, but the price may not reflect the market price for our common shares after this offering. The factors considered in determining the initial public offering price include:

    - the history of and prospects for our industry in which we compete;

    - our past and present operations;

    - our historical results of operations;

    - our prospects for future operations results;

    - the recent market prices of securities of generally comparable companies; and

    - the general conditions of the securities market at the time of this offering.

    We are applying to have our common shares listed for quotation on the Nasdaq National Market under the symbol "RMED."

                      WHERE CAN YOU FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 for the common shares offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information included in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on us and our common shares, you should review the registration statement and its exhibits and schedules. Any document we file may be read and copied at the SEC's public reference rooms at the following locations:

  Room 1024               Seven World Trade Center  Citicorp Center
  450 Fifth Street, N.W.  Suite 1300                500 West Madison Street
  Washington, D.C. 20549  New York, New York 10048  Suite 1400
                                                    Chicago, Illinois 60661

    Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's web site at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms and the SEC's website referred to above.

                                 LEGAL MATTERS

    The validity of the issuance of the common shares in this offering will be passed upon for us by Sommer & Barnard, PC, Indianapolis, Indiana. Sommer & Barnard, PC owns 14,983 RealMed common shares. S&B Investments, LLC, a limited liability company owned by certain shareholders of Sommer & Barnard, PC, owns another 85,017 RealMed common shares. Certain principals of the firm own a total of 57,900 additional common shares.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                              REALMED CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Auditors..............................    F-2

Balance Sheets as of December 31, 1998 and 1999.............    F-3

Statements of Operations for the period from November 13,
  1995 (date of inception) through December 31, 1999 and the
  years ended December 31, 1997, 1998 and 1999..............    F-4

Statements of Shareholders' Equity (Deficit) for the period
  from November 13, 1995 (date of inception) through
  December 31, 1999 and the years ended December 31, 1997,
  1998 and 1999.............................................    F-5

Statements of Cash Flows for the period from November 13,
  1995 (date of inception) through December 31, 1999 and the
  years ended December 31, 1997, 1998 and 1999..............    F-6

Notes to Financial Statements...............................    F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
RealMed Corporation

    We have audited the accompanying balance sheets of RealMed Corporation (a development stage enterprise) as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from November 13, 1995 (date of inception) through December 31, 1999 and for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RealMed Corporation (a development stage enterprise) at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from November 13, 1995 (date of inception) through December 31, 1999 and for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Indianapolis, Indiana
January 14, 2000,
except for Note 12, as to which the date is March 15, 2000

                              REALMED CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    130,859   $  1,383,007
  Accounts receivable.......................................        32,896         52,049
  Other receivables.........................................            --        286,441
  Other.....................................................        12,011         51,325
                                                              ------------   ------------
    Total current assets....................................       175,766      1,772,822
Inventory...................................................     4,180,847             --
Property and equipment, net.................................       383,769      1,911,709
Intangibles and other assets, net...........................       416,666         73,586
                                                              ------------   ------------
    Total assets............................................  $  5,157,048   $  3,758,117
                                                              ============   ============
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    598,013   $    212,185
  Accrued interest, shareholder.............................            --        288,006
  Accrued expenses..........................................       523,411      1,226,149
  Deferred revenue..........................................       303,633             --
  Current portion of capital lease obligations, related
    parties.................................................            --        166,159
  Line of credit............................................     1,000,000             --
  Notes payable to shareholders.............................       715,000        169,000
                                                              ------------   ------------
    Total current liabilities...............................     3,140,057      2,061,499
Subordinated line of credit to shareholder..................            --      7,468,971
Secured note payable to shareholder.........................     4,180,847      4,285,798
Note payable to bank........................................     1,000,000             --
Capital lease obligations, related parties, less current
  portion...................................................            --        452,032
Accrued interest, related parties...........................        47,895        254,817
                                                              ------------   ------------
    Total liabilities.......................................     8,368,799     14,523,117
                                                              ------------   ------------
Shareholders' equity (deficit):
  Common shares, no par value:
    Authorized shares--200,000,000 (40,000,000 in 1998);
      issued shares--36,967,605 (30,735,366 in 1998);
      outstanding shares--36,921,938 (30,735,366 in 1998)...     8,978,218     16,817,676
  Stock options outstanding.................................       740,472      1,524,190
  Unamortized restricted stock..............................            --       (492,500)
  Receivables from issuance of restricted stock.............            --       (154,418)
  Deficit accumulated during the development stage..........   (12,930,441)   (28,419,030)
  Treasury shares, at cost--45,667 shares (none in 1998)....            --        (40,918)
                                                              ------------   ------------
    Total shareholders' equity (deficit)....................    (3,211,751)   (10,765,000)
                                                              ------------   ------------
    Total liabilities and shareholders' equity (deficit)....  $  5,157,048   $  3,758,117
                                                              ============   ============

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              REALMED CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                      PERIOD FROM
                                                                                      NOVEMBER 13,
                                                                                          1995
                                                                                        (DATE OF
                                                                                       INCEPTION)
                                                   YEAR ENDED DECEMBER 31,              THROUGH
                                           ----------------------------------------   DECEMBER 31,
                                              1997          1998           1999           1999
                                           -----------   -----------   ------------   ------------
Net revenue..............................  $   369,318   $   509,281   $    516,633   $  1,395,232
Costs and operating expenses:
  Research and development...............    2,584,737     3,026,368      3,872,373      9,483,478
  Business development sales and
    marketing............................      514,244       966,275      1,377,596      2,858,115
  Payer integration......................           --            --        584,568        584,568
  General and administrative.............    2,059,892     2,006,889      2,107,770      6,174,551
  Inventory writedown....................           --            --      4,180,847      4,180,847
  Stock based compensation...............           --     1,705,190        852,218      2,557,408
  Depreciation and amortization..........      431,849       446,280        662,509      1,540,638
                                           -----------   -----------   ------------   ------------
    Total costs and operating expenses...    5,590,722     8,151,002     13,637,881     27,379,605
                                           -----------   -----------   ------------   ------------
Operating loss...........................   (5,221,404)   (7,641,721)   (13,121,248)   (25,984,373)
Interest expense.........................           --        67,316      2,367,341      2,434,657
                                           -----------   -----------   ------------   ------------
Loss before income taxes.................   (5,221,404)   (7,709,037)   (15,488,589)   (28,419,030)
Income taxes.............................           --            --             --             --
                                           -----------   -----------   ------------   ------------
Net loss.................................  $(5,221,404)  $(7,709,037)  $(15,488,589)  $(28,419,030)
                                           ===========   ===========   ============   ============
Basic and diluted net loss per common
  share..................................  $     (0.25)  $     (0.24)  $      (0.45)  $      (0.99)
Weighted-average shares outstanding used
  in computing basic and diluted net loss
  per common share.......................   20,526,112    31,677,289     34,262,007     28,747,716

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              REALMED CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                     COMMON SHARES            STOCK       UNAMORTIZED
                                                ------------------------     OPTIONS       RESTRICTED
                                                  SHARES       AMOUNT      OUTSTANDING       STOCK
                                                ----------   -----------   ------------   ------------
Balance at inception..........................  18,828,228   $     1,000   $         --   $         --
Issuances of stock in 1997, including
  3,357,003 shares subscribed in 1997 and
  issued in 1998..............................   6,842,261     5,000,000             --             --
Net loss......................................          --            --             --             --
                                                ----------   -----------   ------------   ------------
Balance at December 31, 1997..................  25,670,489     5,001,000             --             --
Issuances of stock............................   3,743,345     3,012,500             --             --
Stock based compensation expense..............   1,321,532       964,718        740,472             --
Net loss......................................          --            --             --             --
                                                ----------   -----------   ------------   ------------
Balance at December 31, 1998..................  30,735,366     8,978,218        740,472             --
Issuances of stock, including 525,000
  restricted shares...........................   2,301,823     2,014,057             --       (561,000)
Issuance of warrant...........................          --     2,343,750             --             --
Stock based compensation expense..............          --            --        783,718         68,500
Conversions of debt to equity.................   3,930,416     3,481,651             --             --
Purchases of treasury stock...................          --            --             --             --
Receivables from restricted stock issuances...          --            --             --             --
Net loss......................................          --            --             --             --
                                                ----------   -----------   ------------   ------------
Balance at December 31, 1999..................  36,967,605   $16,817,676   $  1,524,190   $   (492,500)
                                                ==========   ===========   ============   ============

                                                             RECEIVABLES      DEFICIT
                                                                 FROM       ACCUMULATED
                                        TREASURY STOCK       ISSUANCES OF    DURING THE         TOTAL
                                     ---------------------    RESTRICTED    DEVELOPMENT     SHAREHOLDERS'
                                      SHARES      AMOUNT        STOCK          STAGE       EQUITY (DEFICIT)
                                     --------   ----------   ------------   ------------   ----------------
Balance at inception...............        --   $       --   $        --    $         --     $      1,000
Issuances of stock in 1997,
  including 3,357,003 shares
  subscribed in 1997 and issued in
  1998.............................        --           --            --              --        5,000,000
Net loss...........................        --           --            --      (5,221,404)      (5,221,404)
                                     --------   ----------   -----------    ------------     ------------
Balance at December 31, 1997.......        --           --            --      (5,221,404)        (220,404)
Issuances of stock.................        --           --            --              --        3,012,500
Stock based compensation expense...        --           --            --              --        1,705,190
Net loss...........................        --           --            --      (7,709,037)      (7,709,037)
                                     --------   ----------   -----------    ------------     ------------
Balance at December 31, 1998.......        --           --            --     (12,930,441)      (3,211,751)
Issuances of stock, including
  525,000 restricted shares........        --           --            --              --        1,453,057
Issuance of warrant................        --           --            --              --        2,343,750
Stock based compensation expense...        --           --            --              --          852,218
Conversions of debt to equity......        --           --            --              --        3,481,651
Purchases of treasury stock........   (45,667)     (40,918)           --              --          (40,918)
Receivables from restricted stock
  issuances........................        --           --      (154,418)             --         (154,418)
Net loss...........................        --           --            --     (15,488,589)     (15,488,589)
                                     --------   ----------   -----------    ------------     ------------
Balance at December 31, 1999.......   (45,667)  $  (40,918)  $  (154,418)   $(28,419,030)    $(10,765,000)
                                     ========   ==========   ===========    ============     ============

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                                                                                        PERIOD FROM
                                                                                                     NOVEMBER 13, 1995
                                                                                                    (DATE OF INCEPTION)
                                                                 YEAR ENDED DECEMBER 31,                  THROUGH
                                                         ----------------------------------------      DECEMBER 31,
                                                            1997          1998           1999              1999
                                                         -----------   -----------   ------------   -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...............................................  $(5,221,404)  $(7,709,037)  $(15,488,589)     $(28,419,030)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation.........................................       15,182        29,613        245,843           290,638
  Amortization.........................................      416,667       416,667        416,666         1,250,000
  Stock based expenses.................................           --     1,705,190      2,244,040         3,949,230
  Inventory writedown..................................           --            --      4,180,847         4,180,847
  Changes in operating assets and liabilities..........
    Accounts receivable................................      (11,888)      (21,008)       (19,153)          (52,049)
    Accounts payable...................................      596,105         1,908       (385,828)          212,185
    Accrued expenses...................................      199,222       324,189        702,738         1,226,149
    Deferred revenue...................................      607,266      (303,633)      (303,633)               --
    Accrued interest...................................           --        47,895        494,928           542,823
    Other assets.......................................       (4,000)       (8,011)      (399,341)         (411,352)
                                                         -----------   -----------   ------------      ------------
      Net cash used in operating activities............   (3,402,850)   (5,516,227)    (8,311,482)      (17,230,559)
                                                         -----------   -----------   ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets..........................   (1,250,000)           --             --        (1,250,000)
Purchases of property and equipment....................     (307,644)     (120,920)    (1,004,358)       (1,432,922)
                                                         -----------   -----------   ------------      ------------
      Net cash used in investing activities............   (1,557,644)     (120,920)    (1,004,358)       (2,682,922)
                                                         -----------   -----------   ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations........           --            --       (151,234)         (151,234)
Net proceeds from issuances of common stock............    5,001,000     3,012,500        122,886         8,136,386
Purchases of treasury stock............................           --            --        (40,918)          (40,918)
Proceeds from line of credit...........................           --     1,000,000             --         1,000,000
Proceeds from notes payable to shareholders............           --       715,000      1,978,951         2,693,951
Proceeds from subordinated line of credit to
  shareholder..........................................           --            --      7,468,971         7,468,971
Proceeds from warrants issued with subordinated line of
  credit to shareholder................................           --            --      2,343,750         2,343,750
Proceeds from (payments on) notes payable to bank......           --     1,000,000     (1,000,000)               --
Loans for issuances of restricted stock................           --            --       (154,418)         (154,418)
                                                         -----------   -----------   ------------      ------------
      Net cash provided by financing activities........    5,001,000     5,727,500     10,567,988        21,296,488
                                                         -----------   -----------   ------------      ------------

      Net increase in cash and cash equivalents........       40,506        90,353      1,252,148         1,383,007
Cash and cash equivalents at beginning of period.......           --        40,506        130,859                --
                                                         -----------   -----------   ------------      ------------
Cash and cash equivalents at end of period.............  $    40,506   $   130,859   $  1,383,007      $  1,383,007
                                                         ===========   ===========   ============      ============
Non-cash financing activity:
  Conversion of debt to equity.........................                              $  3,481,651
                                                                                     ============

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    RealMed Corporation (the Company) was incorporated in Indiana on
November 13, 1995. However, the Company did not begin operations until January 1, 1997. The Company intends to provide a real-time claims resolution network (the RealMed Network) that links providers, payers, and patients to fully settle healthcare claims, allowing users to speed check-in, automatically verify eligibility, verify deductible and co-payment status, adjudicate claims, update records, confirm payment, and issue explanation of benefits expeditiously at the point of care. At December 31, 1999, the Company is devoting substantially all of its efforts to establishing this business.

    Effective January 1, 2000, the Company formed RealMed Holding Company
(RMHC), a wholly owned corporation. In addition, the Company and RMHC formed RealMed, L.P. (L.P.) a limited partnership in which the Company is the general partner and RMHC is the limited partner. On January 1, 2000, the Company transferred all of its assets and a portion of its liabilities to L.P. at historical cost.

    The Company's financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In 1997, 1998 and 1999, the Company's operating activities have required a net use of cash totaling
$3.4 million, $5.5 million and $8.3 million, respectively. During these years, sufficient capital in the form of debt or equity was available to fund net cash needs from operations.

    During 2000, the Company anticipates cash used in operating activities will increase substantially with the planned rollout of the RealMed Network. However, there are no material payments required on existing debt in 2000.

    At December 31, 1999, the Company had $8.0 million available on its existing line of credit. In January 2000, the Company entered into an additional line of credit with a shareholder for up to $10.0 million subject to certain conditions (see Note 12). On March 9, 2000, the Company consummated a $1.0 million sale of its common shares (see Note 12).

    The Company anticipates that this available capital will cover a majority of its cash flow needs for 2000. However, the Company fully expects the need to raise additional capital to meet its projected expenditures in 2000.

    The Company is in the development stage and plans to continue to expand its operations considerably in the year 2000 with no significant cash inflows from operations. The Company plans to continue to finance its growth through additional equity and debt placements. There can be no assurance that the Company will be able to raise all funding necessary for operating activities in 2000. If the existing committed funds are not sufficient to cover the Company's planned expenditures and the Company is unable to raise additional capital, then the Company will reduce discretionary expenditures (such as salary and benefit costs for planned hires, research and development expenditures, marketing expenditures and capital expenditures, among others).

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation, including amortization on capital leases, is computed using the straight-line method over the estimated useful life of the assets, generally ranging from three to seven years.

LONG-LIVED ASSETS

    The carrying value of the long-lived assets is periodically reviewed by management. In the event that a condition is identified which may indicate an impairment exists, an assessment is performed using a variety of methodologies including cash flow analysis and estimates of sales proceeds. If this review indicates that the carrying value may be impaired then the impaired amount will be written off.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

REVENUE RECOGNITION

    In 1997, the Company entered into a software licensing agreement and services contract to provide administrative and data processing services for a medical savings account provider. During 1997, the Company sold this future revenue stream and received the full amount of the contract, less a discount. The Company recognized revenue, net of the related discount, over the life of the contract as it had a continuing responsibility to meet the servicing requirements of the contract. The contract terminated effective December 31, 1999.

PAYER INTEGRATION COSTS

    Payer integration costs are composed primarily of fees to external consultants and contractors engaged by the Company to help integrate the RealMed Network with payers' legacy systems. Payer integration costs are expensed as incurred because the agreements are terminable by the payer at any time without penalty.

STOCK OPTIONS

    As permitted under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, (FAS 123) the Company accounts for stock option grants to employees and

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) directors using the intrinsic value method in accordance with APB Opinion
No. 25 "Accounting for Stock Issued to Employees." Stock option grants to non-employees are accounted for using the fair value method in accordance with FAS 123.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5
(SOP 98-5), REPORTING ON THE COSTS OF STARTUP ACTIVITIES, which is required to be adopted for fiscal years beginning after December 15, 1998. SOP 98-5 requires all start-up costs to be expensed when incurred. The Company has expensed all start-up costs as incurred, therefore adoption of SOP 98-5 has had no material impact on the Company's financial condition or results of operations.

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS 130).
SFAS 130 establishes new rules for the reporting and the display of comprehensive income and its components. Comprehensive income is the same as net income as there are no applicable adjustments reported in shareholders' equity (deficit).

    Effective on January 1, 1998, the Company adopted the Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS 131). SFAS 131 requires public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. The adoption of SFAS 131 did not have a significant effect on the disclosure of segment information as the Company continues to consider its business activities as a single segment.

    Other recently issued Statements of Financial Accounting Standards up through and including the most recently issued SFAS 137, are not applicable to the Company.

3. RELATED PARTY TRANSACTIONS

    The Company and Eclipse America Corporation are related parties as an officer and shareholder of the Company is the sole shareholder of Eclipse America. The existence of substantial related party activities could influence operating results and financial position of the Company from those that would have been obtained if the entities were autonomous.

    In 1997, the Company purchased certain intellectual property, including technology representing the core unit of the RealMed System, from Eclipse America for $1,250,000. This purchase included all existing related revenue streams and all copyrights. The value of this asset was fully amortized at December 31, 1999.

    During 1997, 1998 and 1999, the Company shared office space and other expenses with Eclipse America. The Company reimbursed Eclipse America for its proportionate share of these costs. Such costs include personnel, rent, utilities, insurance, supplies and any other costs that are utilized. The Company reimbursed Eclipse America based upon square footage of space utilized and a ratio of full-time equivalent personnel. During 1997, 1998, and 1999, the Company's costs related to these arrangements were $840,783, $1,565,152 and $502,152, respectively.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)
    In June 1998, the Company paid approximately $650,000 to Eclipse America as a recruiting fee for securing employment of certain Eclipse America employees.

    In June 1999, the Company and Eclipse America entered into an agreement whereby transactions between parties are limited to a lease obligation (see
Note 7), sublease for office space, and compensation for contracted services provided by employees of Eclipse America.

    In June 1999, the Company contracted with a shareholder for the services of certain individuals to fill senior management roles including the company's Chief Executive Officer, Senior Vice President--Corporate Business Development, and Chief Administrative Officer positions. The shareholder is reimbursed monthly for actual compensation expenses of these individuals related to their service to the Company. In November 1999, the Company also filled the Senior Vice President--General Counsel and Vice President of Human Resources positions through this arrangement. The Company's costs incurred with respect to these arrangements were $354,234 in 1999.

4. INVENTORY

    In 1998, the Company acquired smart card readers (Readers) from a shareholder. These Readers were acquired to sell or lease to healthcare providers in connection with utilizing the RealMed Network. As the Company did not anticipate beginning to sell the inventory until after December 31, 1999, the inventory was classified as non-current at December 31, 1998. In 1999, the Company changed its technology strategy and determined that the Readers would not be used in the RealMed Network. Accordingly, the Company adjusted this inventory to net realizable value of zero.

5. PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

    Property and equipment is comprised of the following at December 31,

                                                          1998        1999
                                                        --------   ----------
Computer equipment and software.......................  $133,469   $  219,118
Furniture and fixtures................................        --      742,331
Office equipment......................................        --      911,450
In-process............................................   338,635      367,358
                                                        --------   ----------
                                                         472,104    2,240,257
Less accumulated depreciation.........................    88,335      328,548
                                                        --------   ----------
                                                        $383,869   $1,911,709
                                                        ========   ==========

    Intangible assets consist of the intellectual property and technology acquired from Eclipse America. Although this technology did not represent its ultimate intended use, it did provide an alternative function that generated some revenue for the Company. Therefore, these costs were capitalized and amortized over their estimated useful life of three years. Accumulated amortization was $833,334 and $1,250,000 at December 31, 1998 and 1999, respectively. At December 31, 1999, intangible assets were fully amortized.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. LONG-TERM DEBT

    The Company has a $4,285,798 secured note payable with a shareholder which was entered into in connection with the purchase of the smart card reader inventory. The note is secured by the smart card reader inventory. The note bears interest at 12.0% per annum and provides for four quarterly interest only payments of $144,003 commencing September 15, 2000 and five quarterly principal and interest payments of $207,663 commencing September 15, 2001, with the balance due on December 15, 2002.

    The subordinated line of credit (Subordinated Note) is between the Company and one of its shareholders. The maximum borrowing under the Subordinated Note is $17,500,000 and $9,470,924 was outstanding at December 31, 1999. In connection with the issuance of the Subordinated Note, the Company granted the lender conversion rights that in substance are detachable warrants (Warrants) (see Note 9). The Warrants were valued at $2,343,750 and an equivalent discount was recorded as a reduction to the Subordinated Note. The discount is being accreted over the Subordinated Note's four year term. Interest expense includes $341,797 related to this accretion for 1999. The note provides for interest at the rate of 8.0% per annum and for full payment of principal and interest upon the earlier of demand of the lender following the Company's initial public offering or June 15, 2003. The effective rate considering the 8.0% stated rate and the warrant accretion approximates 15.0%. The Subordinated Note may be prepaid in whole or in part at any time without penalty; however, such prepayment does not in any way affect the lender's ability to exercise its full conversion option. The Company had $8,029,076 available under the line of credit at December 31, 1999. Available borrowings are reduced by amounts converted. No amounts were converted at December 31, 1999.

    Notes payable to shareholders at December 31, 1999 includes $150,000 which bears interest at 4.0% per annum and is payable on demand. The remaining portion of notes payable to shareholders represents a $19,000 noninterest-bearing advance which is also payable on demand.

    The Company paid none, $23,386 and $48,391 of interest expense in years ended December 31, 1997, 1998 and 1999, respectively.

7. LEASES

    In June 1999, the Company leased certain furniture and fixtures and other equipment from Eclipse America (the Eclipse lease). The Eclipse lease requires monthly payments of $16,000 until the earlier of an initial public offering or March 31, 2003. Included in the monthly lease payment is $9,215 treated as a capital lease, and $6,785, which is treated as an operating lease. In the event of an initial public offering, the Company's remaining capital and operating lease obligations terminate and the leased items become the property of the Company. At December 31, 1999, property and equipment includes $259,240 for amounts capitalized, net of accumulated depreciation of $91,590.

    In November 1999, the Company acquired certain furniture and fixtures from a shareholder. The Company made an initial payment of $104,649 with the remaining amount of $313,946 to be paid under a capital lease with an option to purchase for a nominal amount at the end of the lease term. At December 31, 1999, $413,736 net of accumulated depreciation of $4,859 was included in property and equipment. Monthly payments under the capital lease are $8,808 from December 1999 through May 31, 2003.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. LEASES (CONTINUED)
    Future minimum lease payments for the capital leases at December 31, 1999 are as follows:

2000........................................................  $216,276
2001........................................................   216,276
2002........................................................   216,276
2003........................................................    71,685
                                                              --------
Total future minimum lease payments.........................   720,513
Less amount representing interest...........................   102,322
                                                              --------
Present value of future minimum lease payments..............   618,191
Less current portion........................................   166,159
                                                              --------
                                                              $452,032
                                                              ========

    In August 1999, the Company entered into an operating lease for its primary office space commencing November 1, 1999. In November 1999, this lease was amended to include additional office space that the Company expects to occupy beginning April 1, 2000. The monthly lease payments for the original space are $27,679 commencing on November 1, 1999. Monthly lease payments of $21,884 for the additional office space commence on the expected occupation date. The amended lease terminates on October 31, 2009 and provides for lease payment increases beginning in November 2006 based on a published price index. In addition, the Company leases office equipment under operating leases with varying terms.

    The Company also leases office space under an operating sublease with Eclipse America, which expires April 2000. Monthly payments under the sublease are $14,400.

    The following table presents the future minimum lease payments under operating leases:

2000........................................................  $  698,012
2001........................................................     684,180
2002........................................................     680,178
2003........................................................     615,111
2004........................................................     594,756
Thereafter..................................................   2,874,654
                                                              ----------
Total.......................................................  $6,146,891
                                                              ==========

    Expense recorded under operating leases was $16,904, $66,568, and $338,490 for 1997, 1998, and 1999, respectively.

8. INCOME TAXES

    The Company terminated its S corporation status on August 21, 1997. There was no material impact on the financial statements as the Company placed a full valuation allowance on its deferred tax assets on the S corporation termination date. The valuation allowance as of the S corporation termination date was not material.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)
    At December 31, 1999, the Company had net operating loss carryforwards available of approximately $22,000,000 to offset future federal taxable income. The carryforward will begin to expire in 2018. Due to the uncertainty of the realization of the benefits of its favorable tax attributes in the future, the Company has established a valuation allowance against its deferred tax assets as of December 31, 1998 and 1999.

    Significant components of the Company's net deferred taxes at December 31 are as follows:

                                                         1998         1999
                                                      ----------   -----------
Net operating loss..................................  $2,256,000   $ 8,415,000
Intangibles.........................................     668,000       849,000
Stock options.......................................     283,000       395,000
Current liabilities.................................     522,000       660,000
Other...............................................     (29,000)     (193,000)
Valuation allowance.................................  (3,700,000)  (10,126,000)
                                                      ----------   -----------
                                                      $       --   $        --
                                                      ==========   ===========

    The Company did not record any current or deferred federal or state income tax provision or benefit for any of the periods presented due to experiencing operating losses since inception.

9. SHAREHOLDERS' EQUITY (DEFICIT)

STOCK SPLIT

    The Company declared a 4 for 1 stock split effective May 1, 1998. Accordingly, all references in the financial statements related to share amounts, including information concerning stock option plans, have been adjusted retroactively to reflect the stock split.

EQUITY TRANSACTIONS

    In 1998, the Company awarded certain officers 1,321,532 unrestricted shares for employment services. The shares were deemed to have a value of $964,718 at the date of the award and were expensed upon issuance.

    In 1999, the Company issued 35,539 shares to a consultant in exchange for services received. The shares were deemed to have a value of $37,671 and were expensed upon issuance. The Company also issued 1,375,000 shares to a shareholder as a loan commitment fee. These shares were deemed to have a value of $1,292,500, which was expensed as interest upon issuance. These amounts are reflected as issuances of stock in the Statements of Shareholders' Equity (Deficit).

    Certain debt of the Company of $3,481,651, including $61,651 of accrued interest was converted to common shares in 1999. The accrued interest is reflected as stock based expense in the Statements of Cash Flows.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
RESTRICTED SHARES

    In August 1999, the Company issued 375,000 restricted shares to certain officers with a fair market value of $336,000. In November 1999, the Company issued 150,000 restricted shares to certain directors of the Company at a fair market value of $225,000. All restricted share grants were recorded at a fair market value based on the price of the Company's stock at the date of issuance and vest ratably over a three-year period. The weighted average fair value of restricted share grants made during 1999 was $1.069 per share. The Company is amortizing the issuance values to compensation expense over the vesting period. Expense recognized during 1999 was $68,500.

SHAREHOLDER NOTES RECEIVABLES

    In connection with its issuance of restricted stock, the Company issued notes receivable to certain key employees. The notes are collateralized by the underlying stock and are due December 31, 2004. The notes bear interest at a rate of 6.2% per annum, payable at maturity.

STOCK OPTION PLANS

    The Company has two employee stock option plans, the 1997 Employee Stock Option and Incentive Plan (1997 Plan) and the 1999 Employee Stock Option and Incentive Plan (1999 Plan) (collectively, the Plans) for which 12,000,000 and 10,000,000 common shares are authorized and reserved, respectively. The Company's Board of Directors has eliminated the issuance of any further options under the 1997 Plan. The Plans are available to key employees, officers, directors and certain nonemployee affiliates as determined by the Board of Directors. Options issued under the 1997 Plan generally vest 25% after one year and then 1.5625% each month thereafter such that the options are 100% vested at the end of five years. The 1999 Plan options vest over either a four or five year period. All option grants have a ten-year life.

    Options issued under the Company's 1997 Plan have an exercise price of $.125 per share. The Company has determined that the fair value of these shares at various grant dates ranged from $.73 to $.94 per share. The Company expenses the difference between the exercise price and the fair value of the shares of employee options over the vesting period. The exercise price of the Company's employee stock options issued under the 1999 Plan equaled the estimated fair market value of the stock on the dates of grant, no compensation expense has been recognized. The fair value of options issued to non-employees was expensed in full on the date of grant. Effective July 1, 1999, all employees elected to forfeit their existing options under the 1997 Plan and receive a like amount of options under the 1999 Plan at an exercise price of $.896 per share (the estimated fair value at July 1, 1999) with vesting provisions comparable to that of the 1997 Plan.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    A summary of the Company's stock option activity, and related information for the period from inception of the Plans through December 31, 1999 is as follows:

                                                 YEAR ENDED DECEMBER 31,
                                       --------------------------------------------
                                               1998                   1999
                                       --------------------   ---------------------
                                                   WEIGHTED                WEIGHTED
                                                   AVERAGE                 AVERAGE
                                                   EXERCISE                EXERCISE
                                        SHARES      PRICE       SHARES      PRICE
                                       ---------   --------   ----------   --------
Options outstanding, beginning of
  period.............................         --    $  --      3,406,574    $.125
Options granted......................  3,477,526     .125      6,074,389     .941
Options exercised....................    (23,125)    .125       (371,087)    .333
Options cancelled....................    (47,827)    .125     (2,703,772)    .229
                                       ---------    -----     ----------    -----
Options outstanding, end of period...  3,406,574    $.125      6,406,104    $.842
                                       =========    =====     ==========    =====
Options available for grant at end of
  period.............................  8,570,301               3,765,611
Weighted average fair value of
  options granted during the
  period.............................  $     .75              $      .27

    Options available for grant includes the impact of restricted shares issued under the Company's stock option plan.

    The following table summarizes information about the options outstanding at December 31, 1999:

                           OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                          ----------------------   -------------------------
              NUMBER       WEIGHTED
           OUTSTANDING      AVERAGE     WEIGHTED       NUMBER       WEIGHTED
                AT         REMAINING    AVERAGE    EXERCISABLE AT   AVERAGE
EXERCISE   DECEMBER 31,   CONTRACTUAL   EXERCISE    DECEMBER 31,    EXERCISE
 PRICE         1999          LIFE        PRICE          1999         PRICE
--------   ------------   -----------   --------   --------------   --------
 $ .125       796,715         8.24       $ .125        786,293       $ .125
 $ .896     5,306,389         9.55       $ .896        565,619       $ .896
 $1.500       184,000         9.83       $1.500             --       $1.500
 $2.250       119,000         9.92       $2.250             --       $2.250

    Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value pricing model with the following weighted average assumptions: risk-free interest rate of 5.0%, a dividend yield of 0%, and a weighted average expected life of 7.5 years. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                           PERIOD FROM
                                                                          NOVEMBER 13,
                                                                              1995
                                                                       (DATE OF INCEPTION)
                                                                             THROUGH
                                  YEAR ENDED          YEAR ENDED          DECEMBER 31,
                               DECEMBER 31, 1998   DECEMBER 31, 1999          1999
                               -----------------   -----------------   -------------------
Pro forma net loss...........     $7,768,409          $14,668,701          $27,658,514
                                  ==========          ===========          ===========

    Because the Company's options vest over a 5-year period, the pro forma effect of FAS 123 will not be fully reflected until future years.

WARRANTS

    On June 15, 1999 in connection with the issuance of the $17.5 million Subordinated Note, the Company issued conversion rights which in substance are Warrants for 19,531,250 common shares at an exercise price of $.896 per share. The Warrants had a fair value of $2,343,750, vested immediately, and convert upon the option of the holder anytime in increments of $3.5 million on or prior to June 15, 2005. The holder is able to utilize amounts the Company has outstanding under the Subordinated Note to offset amounts required to exercise the Warrants.

10. 401(K) PLAN

    Effective January 1, 2000, the Company entered into a defined contribution (401(k) Plan). Under the 401(k) Plan, there is no minimum participation age, eligibility is immediate, and the Company will match 50% of employees' contributions up to 6% of their salary.

11. NET LOSS PER COMMON SHARE

    Basic and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE,
(FAS 128) from inception and for each of the three years in the period ended December 31, 1999.

    Diluted loss per share is calculated based on the weighted-average number of outstanding common shares plus the effect of dilutive potential common shares. The Company's calculation of diluted net loss per share excludes potential common shares, as the effect would be anti-dilutive. Potential common shares are composed of common shares issuable upon the exercise of stock options and warrants.

12. SUBSEQUENT EVENTS

    In January 2000, the Company entered into an additional line of credit with a shareholder for $10,000,000. The line of credit requires the Company to obtain signed letters of understanding from qualified payers in order for funds to be made available. For each signed letter of understanding from a qualified payer, $2,500,000 is made available to the Company. At March 15, 2000 the Company had obtained the required letters of understanding with qualified payers to fully draw upon the $10,000,000 available under this line of credit. The Company must meet certain conditions to draw on the line of

                              REALMED CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12. SUBSEQUENT EVENTS (CONTINUED)
credit. The line bears an interest rate of 15.0% payable quarterly, an unused commitment fee of 2.0% and a fee payable upon completion of an initial public offering of the Company's common shares at 0.5% of the Company's total valuation payable in cash or stock at the lender's option. This line is due upon the earlier of the Company's initial public offering or December 31, 2002.

    On February 28, 2000 the Company amended its Articles of Incorporation and Bylaws to contain provisions that may deter an attempt to change or gain control of the Company. These provisions include:

    - the existence of blank check preferred stock;

    - staggered terms for directors;

    - restrictions on the ability to change the number of directors;

    - restrictions on the ability to remove a director;

    - fair price provisions; and

    - supermajority voting requirements.

    The Board adopted a Rights Agreement, which is generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of the Company to negotiate with the board of directors. Under the Rights Agreement, the board has declared a dividend distribution of one right for each outstanding common share. A right will attach to each common share issued. Each right entitles the holder to purchase from the Company one common share at a determined price per share (subject to adjustment to prevent dilution). Initially, the rights will not be exercisable. The rights become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (a RealMed Acquiring Person) has acquired beneficial ownership of 15% or more of the outstanding common shares (or a 10% acquiror who is determined by the board to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer the consummation of which would result in any person or group becoming a RealMed Acquiring Person. Two of the Company's largest shareholders who already own greater than 15% of outstanding shares, are excluded from the definition of RealMed Acquiring Person under the Rights Agreement. Therefore, transactions with those shareholders would not trigger the exercisability of the Rights. The Rights Agreement expires May 2010.

    In March 2000 the Company authorized 50,000,000 preferred shares and increased its authorized common shares to 450,000,000.

    On March 9, 2000 the Company received $1,000,000 from the issuance of 307,690 shares at $3.25 per share.

13. SUBSEQUENT INVESTMENTS--UNAUDITED

    From March 16, 2000 to April 2000, the Company completed the sale of additional common shares for approximately $6,500,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        , 2000

                                     [LOGO]

                                    COMMON SHARES

                              -------------------

                                   PROSPECTUS
                               -----------------

                            THE PLACEMENT AGENT IS:

                          DONALDSON, LUFKIN & JENRETTE

----------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of RealMed have not changed since the date hereof.

--------------------------------------------------------------------------------

Until          , 2000 (25 days after the date of this prospectus) all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter in this offering or when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the actual or estimated expenses, other than the underwriting discounts and commissions and the placement agent's fee, payable by us in connection with the issuance and distribution of the shares being registered. All of the amounts shown are estimates except for the Commission registration fee, the NASD filing fee and the Nasdaq Application Fee:

Registration Fee............................................  $
Printing of Registration Statement and Prospectus...........      *
Accounting Fees and Expenses................................      *
Legal Fees..................................................      *
Transfer Agent Fees and Expenses............................      *
NASD Filing Fees............................................      *
Nasdaq Application Fee......................................      *
Blue Sky Fees and Expenses..................................      *
Miscellaneous...............................................      *
                                                              ----------
      Total.................................................  $   *
                                                              ==========

------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our Articles and Bylaws provide that we will indemnify any individual who is or was a director or officer of RealMed, or is or was serving at our request as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness; and
(ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness. We pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of
(i) a written affirmation of the director's or officer's good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by us if it is ultimately determined that the director or officer is not entitled to indemnification by us.

    Our Articles and Bylaws provide that the indemnification rights described above are in addition any other indemnification rights a person may have by law.

    Section 23-1-37 et seq. of the Indiana Business Corporations Act (the "Act") provides for "mandatory indemnification," unless limited by the articles, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the Act states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director acted in good faith and reasonably believed the actions were in the best interest of the corporation if the proceeding is a civil proceeding. If the proceeding is criminal, the director must furnish a written affirmation that the director had reasonable cause to believe he or she was acting lawfully or the director or officer had no reason to believe the action was unlawful. The director will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by the Act and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Act.

    The Act permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following information is provided with respect to all sales of securities by RealMed which were not registered under the Securities Act pursuant to an exemption within the past three years:

    - SALES IN 1997. In January 1997, we sold 18,828,228 shares of stock to two of our directors for aggregate consideration of $1,000. In April 1997, we sold 3,357,003 shares to $.82 per share to an accredited investor, but the shares were not issued until in 1998. In August 1997, we issued 3,200,000 shares to an accredited investor for $.94 per share. In October 1997, we sold 285,258 shares to an accredited investor for $.88 per share. All of our sales in 1997 were made in reliance on the exemption provided in Rule 506.

    - SALES IN 1998. We sold 1,711,567 shares to an accredited investor for $.88 per share in January 1998. From June through October of 1998, we sold a total of 1,590,667 shares to an accredited investor for $.94 per share. All of our sales in 1998 were made in reliance on the exemption provided in Rule 506.

    - SALES IN 1999. In January 1999, we issued 35,439 shares as payment for consulting services to two related entities who were accredited investors for $1.06 per share. From April through June 1999, we issued 4,002,750 at $.94 per share to several accredited investors. We issued 1,060,455 shares for repayment of a $1,000,000 loan to an accredited investor. We also issued 212,766 shares to accredited investors upon their exercise of warrants at $.94 per share. In June, we sold 100 shares to an accredited investor at $.90 per share. At various dates in 1999, we issued a total of 295,729 common shares to employees upon the exercise of stock options at $.125 per share. In September 1999, we issued 100,000 shares to Sommer & Barnard, P.C. upon the exercise of stock options at $.896 per share. Our sales on exercise of stock options in 1999 were made in reliance on Rule
      701. All of our other sales in 1999 were made in reliance on Rule 506.

    - SALES IN 2000. We sold 307,690 common shares to Gazelle TechVentures Fund, L.P. in March, 2000 for $3.25 per share. In March 2000, we sold 7,142 common shares to an accredited investor for $3.50 per share. In April 2000, we completed the sale of approximately $6.5 million of our common shares for $3.50 per share to two accredited institutional investors, including a general partnership comprising 27 accredited investors. At various dates during 2000, we issued 2,547 common shares at $.125 per share and 2,000 common shares at $.896 per share upon the exercise of stock options. Our sales on exercise of stock options in 2000 were made in reliance on Rule 701. All of our other sales in 2000 were made in reliance on Rule 506.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1.             Form of Placement Agency Agreement between Registrant and
                        Donaldson, Lufkin & Jenrette Securities Corporation.

         3.01           The Registrant's Amended and Restated Articles of
                        Incorporation.+

         3.02           The Registrant's Code of Bylaws.+

         4.01           The Loan Agreement between the Registrant and Newcourt
                        Financial USA Inc., dated June 15, 1999.+

         4.02           The Registration Rights Agreement between the Registrant and
                        Robert B. Peterson, Mark A. Morris, JLT, L.P., GemPlus SA,
                        GemPlus Corp., West Plains Investment, Inc., Finno SCA,
                        Candel & Partners, Allan Green and Newcourt Financial USA
                        Inc., dated June 15, 1999.+

         4.03           The Shareholder Agreement between the Registrant and Robert
                        B. Peterson, Mark A. Morris, JLT, L.P., GemPlus SA, GemPlus
                        Corp., West Plains Investment, Inc., Finno SCA, Candel &
                        Partners, Allan Green, Rollin Dick and Newcourt Financial
                        USA Inc., dated June 15, 1999.+

         4.04           The Release and Termination Agreement between the Registrant and Robert B. Peterson, Mark A. Morris, JLT, L.P., GemPlus
                        SA, GemPlus Corp., West Plains Investment, Inc., Finno SCA,
                        Candel & Partners, Allan Green, Rollin Dick and Newcourt
                        Financial USA, Inc., dated June 15, 1999.+

         4.05           The Recapitalization Confirmation Agreement between the
                        Registrant and Robert B. Peterson, Mark A. Morris, JLT,
                        L.P., GemPlus SA, GemPlus Corp., West Plains Investment,
                        Inc., Jefferson Consulting Group, LLC, Jefferson Government
                        Relations, Inc., Finno SCA, Candel & Partners, Allan Green,
                        Daniel Perrin, Steven Beck, Dominque Trempont, Joseph
                        Wright, Robert J. Thompson, Jack F. Kemp, Herbie Pearthree
                        and Newcourt Financial USA, Inc., dated June 15, 1999.+

         4.06           The Security Agreement between the Registrant and GemPlus
                        Corp., dated June 15, 1999.+

         4.07           The Rights Plan dated       , 2000.+

         4.08           The Voting Agreement between the Registrant and Robert J.
                        Hicks, Mark A. Morris, Robert B. Peterson, GemPlus SA, and
                        The CIT Group, Inc. dated April       , 2000.+

         5.01           Form of Opinion of Sommer & Barnard, PC as to Legality of
                        Shares.

        10.01           The Registrant's 1997 Stock Option and Incentive Plan.+

        10.02           The Registrant's 1999 Stock Option and Incentive Plan.+

        10.03           The Registrant's 2000 Stock Option and Incentive Plan.+

        10.04           The Employment Agreement between the Registrant and Robert
                        J. Hicks dated June 15, 1999.+

        10.05           The Amended Employment Agreement between the Registrant and
                        Robert J. Hicks dated       .+

        10.06           The Employment Agreement between the Registrant and Gary P.
                        Hutchcraft dated July 31, 1999.+

        10.07           The Amended Employment Agreement between the Registrant and
                        Gary P. Hutchcraft dated      .+

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.08           The Employment Agreement between the Registrant and Timothy
                        P. Bird dated October 1, 1999.+

        10.09           The Amended Employment Agreement between the Registrant and
                        Timothy P. Bird dated       .+

        10.10           The Employment Agreement between the Registrant and Keith M.
                        Given dated June 15, 1999.+

        10.11           The Amended Employment Agreement between the Registrant and
                        Keith M. Given dated       .+

        10.12           The Employment Agreement between the Registrant and Scott
                        Herbst dated July 31, 1999.+

        10.13           The Amended Employment Agreement between the Registrant and
                        Scott Herbst dated      .+

        10.14           The Eclipse/RealMed Agreement dated June 15, 1999.+

        10.15 Office Lease Agreement, as amended, between the Registrant and Duke-weeks Realty.+

        10.16           The Stock Option Agreement between the Registrant and
                        Robert J. Hicks dated June 15, 1999.+

        10.17           The Stock Option Agreement between the Registrant and
                        Gary P. Hutchcraft dated July 31, 1999.+

        10.18           The Stock Option Agreement between the Registrant and
                        Timothy P. Bird dated October 1, 1999.+

        10.19           The Stock Option Agreement between the Registrant and Keith
                        Given dated June 15, 1999.+

        10.20           The Stock Option Agreement between the Registrant and
                        Scott E. Herbst dated July 31, 1999.+

        10.21           The Restricted Stock Agreement between the Registrant and
                        Robert J. Hicks dated June 15, 1999.+

        10.22           The Restricted Stock Agreement between the Registrant and
                        Keith Given dated June 15, 1999.+

        10.23           The Restricted Stock Agreement between the Registrant and
                        Regina E. Herzlinger dated November 15, 1999.+

        10.24           The Restricted Stock Agreement between the Registrant and
                        Dr. Ralph Snyderman dated November 15, 1999.+

        10.25           The Restricted Stock Agreement between the Registrant and
                        Randall L. Tobias dated November 15, 1999.+

        23.01           Consent of Sommer & Barnard (included in Exhibit 5.01).

        23.02           Consent of Ernst & Young LLP.

        24.01 Power of Attorney (included on signature page of registration statement).

        27.01           Financial data schedule.

------------------------

*   To be filed by amendment.

+   Incorporated herein by reference from Exhibits to Form S-1 Registration
    Statement, Registration No. 333-      , dated of even date herewith.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as require by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 17, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, on the day of April 6, 2000.

                                                       REALMED CORPORATION

                                                       By:  /s/ ROBERT J. HICKS
                                                            -----------------------------------------
                                                            Robert J. Hicks
                                                            CHAIRMAN OF THE BOARD AND
                                                            CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Hicks and Gary P. Hutchcraft and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 6, 2000 by the following persons in the capacities indicated.

                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 /s/ ROBERT J. HICKS                   Chairman of the Board, Chief
     -------------------------------------------         Executive Officer (PRINCIPAL
                   Robert J. Hicks                       EXECUTIVE OFFICER)

               /s/ GARY P. HUTCHCRAFT                  Chief Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND
                 Gary P. Hutchcraft                      ACCOUNTING OFFICER)

               /s/ ROBERT B. PETERSON                  President, Director
     -------------------------------------------
                 Robert B. Peterson

                 /s/ MARK A. MORRIS                    Vice Chairman of the Board,
     -------------------------------------------         Director
                   Mark A. Morris

              /s/ REGINA E. HERZLINGER                 Director
     -------------------------------------------
                Regina E. Herzlinger

                      SIGNATURE                                     TITLE
                      ---------                                     -----
                  /s/ JACK F. KEMP                     Director
     -------------------------------------------
                    Jack F. Kemp

               /s/ BRUNO LASSUS, M.D.                  Director
     -------------------------------------------
                 Bruno Lassus, M.D.

              /s/ BRADLEY D. NULLMEYER                 Director
     -------------------------------------------
                Bradley D. Nullmeyer

              /s/ RALPH SNYDERMAN, M.D.                Director
     -------------------------------------------
                Ralph Snyderman, M.D.

               /s/ ROBERT J. THOMPSON                  Director
     -------------------------------------------
                 Robert J. Thompson

                /s/ RANDALL L. TOBIAS                  Director
     -------------------------------------------
                  Randall L. Tobias

              /s/ JOSEPH R. WRIGHT, JR.                Director
     -------------------------------------------
                Joseph R. Wright, Jr.

                                  EXHIBIT LIST

         1.             Form of Placement Agency Agreement between Registrant and
                        Donaldson, Lufkin & Jenrette Securities Corporation.

         3.01           The Registrant's Amended and Restated Articles of
                        Incorporation.+

         3.02           The Registrant's Code of Bylaws.+

         4.01           The Loan Agreement between the Registrant and Newcourt
                        Financial USA, Inc., dated June 15, 1999.+

         4.02           The Registration Rights Agreement between the Registrant and
                        Robert B. Peterson, Mark A. Morris, JLT, L.P., GemPlus SA,
                        GemPlus Corp., West Plains Investment, Inc., Finno SCA,
                        Candel & Partners, Allan Green and Newcourt Financial USA,
                        Inc., dated June 15, 1999.+

         4.03           The Shareholder Agreement between the Registrant and Robert
                        B. Peterson, Mark A. Morris, JLT, L.P., GemPlus SA, GemPlus
                        Corp., West Plains Investment, Inc., Finno SCA, Candel &
                        Partners, Allan Green, Rollin Dick and Newcourt Financial
                        USA Inc., dated June 15, 1999.+

         4.04           The Release and Termination Agreement between the Registrant and Robert B. Peterson, Mark A. Morris, JLT, L.P., GemPlus
                        SA, GemPlus Corp., West Plains Investment, Inc., Finno SCA,
                        Candel & Partners, Allan Green, Rollin Dick and Newcourt
                        Financial USA Inc., dated June 15, 1999.+

         4.05           The Recapitalization Agreement between the Registrant and
                        Robert B. Peterson, Mark A. Morris, JLT, L.P., GemPlus SA,
                        GemPlus Corp., West Plains Investment, Inc., Jefferson
                        Consulting Group, LLC, Jefferson Government Relations, Inc.,
                        Finno SCA, Candel & Partners, Allan Green, Daniel Perrin,
                        Steven Beck, Dominque Trempont, Joseph Wright, Robert J.
                        Thompson, Jack F. Kemp, Herbie Pearthree and Newcourt
                        Financial USA Inc., dated June 15, 1999.+

         4.06           The Security Agreement between the Registrant and GemPlus
                        Corp., dated June 15, 1999.

         4.07           The Rights Plan dated       , 2000.+

         4.08           The Voting Agreement between the Registrant and Robert J.
                        Hicks, Mark A. Morris, Robert B. Peterson, GemPlus SA, and
                        The CIT Group, Inc. dated April       , 2000.+

         5.01           Form of Opinion of Sommer & Barnard, PC as to Legality of
                        Shares.+

        10.01           The Registrant's 1997 Stock Option and Incentive Plan.+

        10.02           The Registrant's 1999 Stock Option and Incentive Plan.+

        10.03           The Registrant's 2000 Stock Option and Incentive Plan.+

        10.04           The Employment Agreement between the Registrant and
                        Robert J. Hicks dated June 15, 1999.+

        10.05           The Amended Employment Agreement between the Registrant and
                        Robert J. Hicks dated                .+

        10.06           The Employment Agreement between the Registrant and Gary P.
                        Hutchcraft dated July 31, 1999.+

        10.07           The Amended Employment Agreement between the Registrant and
                        Gary P. Hutchcraft dated                .+

        10.08           The Employment Agreement between the Registrant and
                        Timothy P. Bird dated October 1, 1999.+

        10.09           The Amended Employment Agreement between the Registrant and
                        Timothy P. Bird dated                .+

        10.10           The Employment Agreement between the Registrant and Keith
                        Given dated June 15, 1999.+

        10.11           The Amended Employment Agreement between the Registrant and
                        Keith Given dated                .+

        10.12           The Employment Agreement between the Registrant and Scott
                        Herbst dated July 31, 1999.+

        10.13           The Amended Employment Agreement between the Registrant and
                        Scott Herbst dated                .+

        10.14           The Eclipse/RealMed Agreement dated June 15, 1999.+

        10.15 Office Lease Agreement, as amended, between the Registrant and Duke-weeks Realty.+

        10.16           The Stock Option Agreement between the Registrant and
                        Robert J. Hicks dated June 15, 1999.+

        10.17           The Stock Option Agreement between the Registrant and
                        Gary P. Hutchcraft dated July 31, 1999.+

        10.18           The Stock Option Agreement between the Registrant and
                        Timothy P. Bird dated October 1, 1999.+

        10.19           The Stock Option Agreement between the Registrant and Keith
                        Given dated June 15, 1999.+

        10.20           The Stock Option Agreement between the Registrant and
                        Scott E. Herbst dated July 31, 1999.+

        10.21           The Restricted Stock Agreement between the Registrant and
                        Robert J. Hicks dated June 15, 1999.+

        10.22           The Restricted Stock Agreement between the Registrant and
                        Keith Given dated June 15, 1999.+

        10.23           The Restricted Stock Agreement between the Registrant and
                        Regina E. Herzlinger dated November 15, 1999.+

        10.24           The Restricted Stock Agreement between the Registrant and
                        Dr. Ralph Snyderman dated November 15, 1999.+

        10.25           The Restricted Stock Agreement between the Registrant and
                        Randall L. Tobias dated November 15, 1999.+

        23.01           Consent of Sommer & Barnard (included in Exhibit 5.01).

        23.02           Consent of Ernst & Young, LLP.

        24.01 Power of Attorney (included on signature page of registration statement).

        27.01           Financial data schedule.

------------------------

*   To be filed by amendment.

+   Incorporated herein by reference from Exhibits to Form S-1 Registration
    Statement, Registration No. 333-      , dated of even date herewith.